ANNEX A

                               AGREEMENT AND PLAN
                                   OF MERGER


                                  [AS AMENDED]


                                    BETWEEN

                            SOVEREIGN BANCORP, INC.

                                      AND

                            FIRST HOME BANCORP INC.

                               DECEMBER 18, 1997

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                                   AGREEMENT

     THIS AGREEMENT AND PLAN OF MERGER, dated as of December 18, 1997, is made by and between SOVEREIGN BANCORP, INC. ("Sovereign"), a Pennsylvania corporation, having its principal place of business in Wyomissing, Pennsylvania, and FIRST HOME BANCORP INC. ("First Home"), a New Jersey corporation, having its principal place of business in Pennsville, New Jersey.

                                   BACKGROUND

     1. Sovereign and First Home desire for First Home to merge with and into Sovereign, with Sovereign surviving such merger, in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of New Jersey, and in accordance with the plan of merger set forth herein.

     2. At or prior to the execution and delivery of this Agreement, (a) certain directors and officers of First Home and affiliates of First Home, each have executed in favor of Sovereign, a Letter Agreement dated December 18, 1997, in the form attached hereto as Exhibit 1, and (b) First Home is concurrently granting to Sovereign an option to acquire, under certain circumstances, First Home's common stock (the "Sovereign Option") pursuant to a Stock Option Agreement between Sovereign and First Home dated December 18, 1997, attached hereto as Exhibit 2.

     3. Sovereign desires to merge First Home Savings Bank, F.S.B., a federal savings bank and a wholly-owned subsidiary of First Home ("First Home Savings"), into and with Sovereign Bank, FSB, a federal savings bank and a wholly-owned subsidiary of Sovereign ("Sovereign Bank"), with Sovereign Bank surviving such merger in accordance with the Bank Plan of Merger in the form attached hereto as
Exhibit 3.

     4. Sovereign and First Home desire to provide the terms and conditions governing the transactions contemplated herein.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE I
                                  THE MERGERS

     Section 1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

     Agreement means this agreement, and any amendment or supplement hereto, which constitutes a "plan of merger" between Sovereign and First Home.

     Applicable Exchange Ratio shall have the meaning given to such term in
Section 1.02(e)(ii).

     Applications means the applications for regulatory approval which are required by the transactions contemplated hereby.

     Articles of Merger means the articles of merger to be executed by Sovereign and First Home and to be filed in the PDS and the NJSOS, in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of New Jersey, respectively.

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     Bank Merger means the merger of First Home Savings with and into Sovereign
Bank, with Sovereign Bank surviving such merger, contemplated by Section 1.03 of this Agreement.

     Bank Plan of Merger has the meaning given to that term in Section 1.03 of this Agreement.

     BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

     Closing Date means the date determined by Sovereign, in its sole discretion, upon five (5) days prior written notice to First Home, but in no event later than thirty (30) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as Sovereign and First Home shall agree.

     Determination Date means the date immediately preceding the Closing Date.

     Effective Date means the date upon which the Articles of Merger shall be filed in the PDS and the NJSOS, and shall be the same as the Closing Date.

     Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

     ERISA means the Employee Retirement Income Security Act of 1974, as amended.

     Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

     FDIA means the Federal Deposit Insurance Act, as amended.

     FDIC means the Federal Deposit Insurance Corporation.

     First Home Common Stock means the common stock of First Home described in
Section 2.02(a).

     First Home Disclosure Schedule means a disclosure schedule delivered by First Home to Sovereign pursuant to this Agreement.

     First Home Financials means (i) the audited consolidated financial statements of First Home as of December 31, 1996 and for the three years ended December 31, 1996, including the notes thereto, (ii) the unaudited interim consolidated financial statements of First Home as of each calendar quarter thereafter included in Securities Documents filed by First Home, including the notes thereto and (iii) the preliminary unaudited consolidated statement of condition and income statement of First Home as of November 30, 1997, and for the two-month period then ended.

     First Home Stock Option Plans means the Employee Compensation Program and the 1994 Stock Option Plan for Non-Employee Directors.

     First Home Regulatory Reports means the Annual Reports of First Home or First Home Savings, as the case may be, on Form H-(b)11, any Current Report of First Home or First Home Savings, as the case may be, on Form H-(b)11 filed with the OTS from December 31, 1995 through the Closing Date and the Thrift Financial Reports of First Home or First Home Savings, as the case may be, and accompanying schedules for each calendar quarter, beginning with the quarter ended December 31, 1995, through the Closing Date.

     First Home Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by First Home, except any corporation the stock of which is held in the ordinary course of the lending activities of First Home Savings.

     GAAP means generally accepted accounting principles as in effect at the relevant date.

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     HOLA means the Home Owners' Loan Act of 1933, as amended.

     IRC means the Internal Revenue Code of 1986, as amended.

     IRS means the Internal Revenue Service.

     Material Adverse Effect shall mean, with respect to Sovereign or First Home, respectively, any effect that is material and adverse to its assets, financial condition or results of operations on a consolidated basis, provided, however, that Material Adverse Effect shall not be deemed to include (a) any change in the value of the respective investment and loan portfolios of Sovereign or First Home resulting from a change in interest rates generally, (b) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any changes affecting the Bank Insurance Fund or the Savings Association Insurance Fund, (c) reasonable expenses (plus reasonable legal fees, cost and expense relating to any litigation arising as a result of the Merger and the cost associated with Section 4.11(d) hereof) incurred in connection with this Agreement and the transactions contemplated hereby, (d) actions or omissions of a party (or any of its Subsidiaries) taken with the prior informed written consent of the other party in contemplation of the transactions contemplated hereby (including without limitation any actions taken by First Home pursuant to Section 4.10(a)(ix) of this Agreement), and (e) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party.

     Merger means the merger of First Home with and into Sovereign, with Sovereign surviving such merger, contemplated by this Agreement.

     NASD means the National Association of Securities Dealers, Inc.

     NJBCA means the New Jersey Business Corporation Act, as amended.

     NJDB means the Department of Banking of the State of New Jersey.

     NJSOS means the Office of the Secretary of State of the State of New
Jersey.

     OTS means the Office of Thrift Supervision.

     PDS means the Department of State of the Commonwealth of Pennsylvania.

     Person means any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act).

     Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be transmitted to holders of First Home Common Stock in connection with the transactions contemplated by this Agreement.

     Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Sovereign Common Stock and Sovereign Stock Purchase Rights to be issued in connection with the transactions contemplated by this Agreement.

     Regulatory Agreement has the meaning given to that term in Section 2.11 and
3.10 of this Agreement.

     Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the OTS, the FDIC, the NJDB, or the respective staffs thereof.

     Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

     SEC means the Securities and Exchange Commission.

     Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

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     Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

     Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

     Sovereign Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

     Sovereign Disclosure Schedule means a disclosure schedule delivered by Sovereign to First Home pursuant to this Agreement.

     Sovereign Financials means (i) the audited consolidated financial statements of Sovereign as of December 31, 1996 and for the three years ended December 31, 1996, including the notes thereto, (ii) the unaudited interim consolidated financial statements of Sovereign as of each calendar quarter thereafter included in Securities Documents filed by Sovereign, including the notes thereto, and (iii) the preliminary unaudited consolidated financial statements of Sovereign as of November 30, 1997 and for the two month period then ended, including the preliminary notes thereto.

     Sovereign Market Price means, as of any date, the average of the mean between the closing high bid and low asked prices of a share of Sovereign Common Stock, as reported on the National Association of Securities Dealers Automated Quotation System (Nasdaq) National Market System.

     Sovereign Market Value means, as of any date, the average of the Sovereign Market Prices for the fifteen consecutive trading days ending on the trading day preceding the date as of which the Sovereign Market Value is determined.

     Sovereign Option means the option granted to Sovereign by First Home to acquire such number of shares of First Home Common Stock as shall equal 19.9% of the shares of First Home Common Stock outstanding before giving effect to the exercise of such option referenced in the recitals to this Agreement.

     Sovereign Regulatory Reports means the Annual Reports of Sovereign on Form H-(b)11 filed with the OTS since December 31, 1995 through the Closing Date, any Current Report of Sovereign on Form H-(b)11 filed with the OTS from December 31, 1995 through the Closing Date and the Thrift Financial Reports of Sovereign Bank and accompanying schedules for each calendar quarter, beginning with the quarter ended December 31, 1995, through the Closing Date.

     Sovereign Rights Agreement means the Rights Agreement dated as of September 19, 1989, as amended September 27, 1995, between Sovereign and Chemical Bank, as rights agent, relating to Sovereign's Series A Junior Participating Preferred Stock.

     Sovereign Stock Purchase Rights means Rights to purchase a unit of Sovereign's Series A Junior Participating Preferred Stock in accordance with the terms of the Sovereign Rights Agreement.

     Sovereign Subsidiaries means (i) any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Sovereign, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank and (ii) Sovereign Capital Trust I and any similar entity sponsored or created by Sovereign after the date hereof.

     Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

     Section 1.02 The Merger.

     (a) Closing. The closing will take place at 10:00 a.m. on the Closing Date at such time and place as are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the closing) have been satisfied or waived at or prior to the Closing Date. On the Closing Date, First Home and Sovereign shall cause the Articles of Merger to be duly executed and to be filed in the PDS and the NJSOS.

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     (b) The Merger.  Subject to the terms and conditions of this Agreement, on the Effective Date: First Home shall merge with and into Sovereign; the separate existence of First Home shall cease; Sovereign shall be the surviving corporation in the Merger; and all of the property (real, personal and mixed), rights, powers and duties and obligations of First Home shall be taken and deemed to be transferred to and vested in Sovereign, as the surviving corporation in the Merger, without further act or deed; all debts, liabilities and duties of each of First Home and Sovereign shall thereafter be the responsibility of Sovereign as the surviving corporation; all in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of New Jersey.

     (c) Sovereign's Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and the bylaws of Sovereign, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of Sovereign, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

     (d) Board of Directors and Officers of Sovereign and Sovereign Bank.

          (i) On the Effective Date, the Board of Directors of Sovereign, as the surviving corporation in the Merger, shall consist of those persons holding such office immediately prior to the Effective Date.

          (ii) On the Effective Date, the officers of Sovereign duly elected and holding office immediately prior to the Effective Date shall be the officers of Sovereign, as the surviving corporation in the Merger, existing on such Effective Date.

          (iii) On the effective date of the Bank Merger, the Board of Directors of Sovereign Bank, as the surviving institution in the Bank Merger, shall consist of those persons holding such office immediately prior to such effective date.

          (iv) On the effective date of the Bank Merger, the officers of Sovereign Bank duly elected and holding office immediately prior to such effective date shall be the officers of Sovereign Bank, as the surviving corporation in the Bank Merger.

     (e) Conversion of Shares.

          (i) Sovereign Common Stock.

             (A) Each share of Sovereign Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Sovereign Common Stock. Shares of Sovereign Common Stock owned by First Home (other than shares held in trust, managed, custodial or nominee accounts and the like or held by mutual funds for which a subsidiary of First Home acts as investment advisor, that in any such case are beneficially owned by third parties (any such shares, "trust account shares") and shares acquired in respect of debts previously contracted (any such shares, "DPC shares")) shall become treasury stock of Sovereign.

             (B) Each share of Sovereign Common Stock issued and held in the treasury of Sovereign as of the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of Sovereign.

          (ii) First Home Common Stock.

             (A) Subject to the provisions of subparagraphs (B), (C) and (D) of this Section 1.02(e)(ii), each share of First Home Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of First Home Common Stock, if any, then owned by Sovereign or First Home or any First Home Subsidiary) shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive:

                 (i) if the Sovereign Market Value determined as of the
            Effective Date is greater than or equal to $18.00 and less than or equal to $22.00, then that number of shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding

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            percentage of Sovereign Stock Purchase Rights pursuant to the
            Sovereign Rights Agreement, equal to $31.25 divided by the Sovereign Market Value determined as of the Effective Date;

                 (ii) if the Sovereign Market Value determined as of the
            Effective Date is less than $18.00, then 1.736 shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement; or

                 (iii) if the Sovereign Market Value determined as of the
            Effective Date is greater than $22.00, then 1.420 shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement (as determined pursuant to any of Sections 1.02(e)(ii)(A)(i), 1.02(e)(ii)(A)(ii) or
            1.02(e)(ii)(A)(iii), the "Applicable Exchange Ratio").

             (B) Each share of First Home Common Stock (other than trust account shares or DPC shares) owned by Sovereign or a Sovereign Subsidiary on the Effective Date, if any, shall be cancelled.

             (C) Each share of First Home Common Stock issued and held in the treasury of First Home or owned by First Home or any First Home Subsidiary (other than trust account shares or DPC shares) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

             (D) No fraction of a whole share of Sovereign Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of First Home Common Stock who would otherwise be entitled to receive a fraction of a share of Sovereign Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the Sovereign Market Price determined as of the Effective Date.

     (f) Stock Options.

          (i) On the Effective Date, each option to acquire First Home Common Stock which is then outstanding ("First Home Option"), whether or not exercisable, shall cease to represent a right to acquire shares of First Home Common Stock and shall be converted automatically into an option to purchase shares of Sovereign Common Stock and the corresponding number of Sovereign Stock Purchase Rights, and Sovereign shall assume each First Home Option, in accordance with the terms of the applicable First Home Stock Option Plan and stock option agreement by which it is evidenced, except that from and after the Effective Date, (i) Sovereign and its Board of Directors or a duly authorized committee thereof shall be substituted for First Home and First Home's Board of Directors or duly authorized committee thereof administering such First Home Stock Option Plan, (ii) each First Home Option assumed by Sovereign may be exercised solely for shares of Sovereign Common Stock and Sovereign Stock Purchase Rights, (iii) the number of shares of Sovereign Common Stock subject to such First Home Option shall be equal to the number of shares of First Home Common Stock subject to such First Home Option immediately prior to the Effective Date multiplied by the Applicable Exchange Ratio, provided that any fractional shares of Sovereign Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such First Home Option shall be adjusted by dividing the per share exercise price under each such First Home Option by the Applicable Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each First Home Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the IRC, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the IRC. Sovereign and First Home agree to take all necessary steps to effect the foregoing provisions of this Section 1.02(f).

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     (ii) As soon as practicable after the Effective Date, Sovereign shall deliver to each participant in each First Home Stock Option Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such First Home Stock Option Plan shall continue in effect on the same terms and conditions, including without limitation the duration thereof, subject to the adjustments required by Section 1.02(f)(i) hereof after giving effect to the Merger. Within 60 days after the Effective Date, Sovereign shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Sovereign Common Stock and Sovereign Stock Purchase Rights subject to such options and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding.

     (g) Surrender and Exchange of First Home Stock Certificates.

          (i) Exchange of Certificates. Each holder of shares of First Home Common Stock who surrenders to Sovereign (or its agent) the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, in exchange therefor a certificate or certificates for the number of whole shares of Sovereign Common Stock into which such holder's shares of First Home Common Stock have been converted pursuant to the Merger, together with a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof.

          (ii) Rights Evidenced by Certificates. Each certificate for shares of Sovereign Common Stock issued in exchange for certificates for First Home Common Stock pursuant to Section 1.02(g)(i) hereof will be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to such shares of stock from and after the Effective Date. Until surrendered, each certificate theretofore evidencing shares of First Home Common Stock will, from and after the Effective Date, evidence solely the right to receive certificates for shares of Sovereign Common Stock pursuant to Section 1.02(g)(i) hereof and a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof. If certificates for shares of First Home Common Stock are exchanged for Sovereign Common Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of Sovereign Common Stock, Sovereign will pay cash in an amount equal to dividends theretofore payable on such Sovereign Common Stock and pay or deliver any other distribution to which holders of shares of Sovereign Common Stock have theretofore become entitled. Upon surrender of certificates for shares of First Home Common Stock in exchange for certificates for Sovereign Common Stock, Sovereign also shall pay any dividends to which such holder of First Home Common Stock may be entitled as a result of the declaration of a dividend on the First Home Common Stock by First Home in accordance with the terms of this Agreement with a record date prior to the Effective Date and a payment date after the Effective Date. No interest will accrue or be payable in respect of dividends or cash otherwise payable under this Section 1.02(g) upon surrender of certificates for shares of First Home Common Stock.

          Notwithstanding the foregoing, no party hereto will be liable to any holder of First Home Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as certificates for shares of First Home Common Stock are surrendered by a First Home shareholder to Sovereign for exchange, Sovereign shall have the right to withhold dividends or any other distributions on the shares of Sovereign Common Stock issuable to such shareholder.

          (iii) Exchange Procedures. Each certificate for shares of First Home Common Stock delivered for exchange under this Section 1.02(g) must be endorsed in blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of Sovereign Common Stock for which certificates will be issued pursuant to this Section 1.02(g) will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. If shares of Sovereign Common Stock or payments of cash are to be issued or made to a person

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     other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates for shares of Sovereign Common Stock is to be issued or to whom cash is to be paid shall pay any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate for shares of First Home Common Stock which are surrendered. As promptly as practicable after the Effective Date, Sovereign shall send or cause to be sent to each shareholder of record of First Home Common Stock transmittal materials for use in exchanging certificates representing First Home Common Stock for certificates representing Sovereign Common Stock into which the former have been converted in the Merger. Certificates representing shares of Sovereign Common Stock and checks for cash in lieu of fractional shares shall be mailed to former shareholders of First Home as soon as reasonably possible but in no event later than fifteen (15) business days following the receipt of certificates representing former shares of First Home Common Stock duly endorsed or accompanied by the materials referenced herein and delivered by certified mail, return receipt requested (but in no event earlier than the second business day following the Effective Date).

          (iv) Closing of Stock Transfer Books; Cancellation of First Home Certificates. Upon the Effective Date, the stock transfer books for First Home Common Stock will be closed and no further transfers of shares of First Home Common Stock will thereafter be made or recognized. All certificates for shares of First Home Common Stock surrendered pursuant to this Section 1.02(g) will be cancelled by Sovereign.

     (h) Anti-Dilution Provisions. If, on the Effective Date, (i) the Applicable Exchange Ratio is determined pursuant to either Section 1.02(e)(ii)(A)(ii) or 1.02(e)(ii)(A)(iii), (ii) Sovereign has, at any time after the date hereof and before the Effective Date, (A) issued a dividend in shares of Sovereign Common Stock, (B) combined the outstanding shares of Sovereign Common Stock into a smaller number of shares, (C) subdivided the outstanding shares of Sovereign Common Stock, or (D) reclassified the shares of Sovereign Common Stock, and (iii) the Applicable Exchange Ratio would have been determined under the same section if such dividend, combination, subdivision or reclassification had not occurred (determined by appropriate mathematical adjustment of the actual Applicable Exchange Ratio), then the number of shares of Sovereign Common Stock to be delivered pursuant to Sections 1.02(e)(ii)(A)(ii) or 1.02(e)(ii)(A)(iii) to First Home shareholders who are entitled to receive shares of Sovereign Common Stock in exchange for shares of First Home Common Stock shall be adjusted so that each First Home shareholder shall be entitled to receive such number of shares of Sovereign Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. (By way of illustration, if Sovereign shall declare a stock dividend of 7% payable with respect to a record date on or prior to the Effective Date and the conditions set forth above are satisfied, the Applicable Exchange Ratio determined pursuant to Sections 1.02(e)(ii)(A)(ii) or 1.02(e)(ii)(A)(iii) shall be adjusted upward by 7%). If, on the Effective Date, (i) the exchange ratio preliminarily would be determined pursuant to Section 1.02(e)(ii)(A)(i), 1.02(e)(ii)(A)(ii), or 1.02(e)(ii)(A)(iii) (the "Tentative Exchange Ratio"), (ii) Sovereign has, at any time after the date hereof and before the Effective Date, (A) issued a dividend in shares of Sovereign Common Stock, (B) combined the outstanding shares of Sovereign Common Stock into a smaller number of shares, (C) subdivided the outstanding shares of Sovereign Common Stock, or (D) reclassified the shares of Sovereign Common Stock, and (iii) the Tentative Exchange Ratio would have been determined under a different section if such dividend, combination, subdivision, or reclassification had not occurred (determined by appropriate mathematical adjustment of the Sovereign Market Value), then the actual Applicable Exchange Ratio shall be determined by giving effect to such mathematical adjustment and by changing, if relevant, the otherwise determined exchange ratio amount set forth in Section 1.02(e)(ii)(A)(ii) or 1.02(e)(ii)(A)(iii). (By way of illustration, if Sovereign shall declare a two-for-one stock split payable with respect to a record date on or prior to the Effective Date and the Sovereign Market Value determined as of the Effective Date is $10.00, then the Applicable Exchange Ratio shall be determined under Section 1.02(e)(ii)(A)(i) as though such Sovereign Market Value were $20.00. In such event, each First Home shareholder would receive 3.125 shares of

Sovereign Common Stock in exchange for each share of First Home Common Stock, so that the aggregate market value of the Sovereign Common Stock received would be $31.25.)

     Section 1.03 The Bank Merger. Sovereign and First Home shall use their best efforts to cause First Home Savings to merge with and into Sovereign Bank, with Sovereign Bank surviving such merger, as soon as practicable after the Effective Date. Concurrently with, or as soon as practicable after, the execution and delivery of this Agreement, Sovereign shall cause Sovereign Bank, and First Home shall cause First Home Savings, to execute and deliver the Bank Plan of Merger attached hereto as Exhibit 3.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF FIRST HOME

     First Home hereby represents and warrants to Sovereign that, except as specifically set forth in the First Home Disclosure Schedule delivered to Sovereign by First Home on the date hereof:

     Section 2.01 Organization.

     (a) First Home is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. First Home is a savings and loan holding company duly registered under the HOLA. First Home has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. First Home is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect on First Home.

     (b) First Home Savings is a federal savings bank duly organized and validly existing under the laws of the United States. First Home Savings has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Neither First Home Savings nor any other First Home Subsidiary is qualified or licensed to do business as a foreign corporation in any other jurisdiction and neither is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on First Home.

     (c) There are no First Home Subsidiaries other than First Home Savings and those identified in the First Home Disclosure Schedule.

     (d) The deposits of First Home Savings are insured by the FDIC to the extent provided in the FDIA.

     (e) The respective minute books of First Home and First Home Savings and each other First Home Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

     (f) Prior to the date of this Agreement, First Home has delivered to Sovereign true and correct copies of the articles of incorporation and bylaws of First Home and the charter and bylaws of First Home Savings as in effect on the date hereof.

     Section 2.02 Capitalization.

     (a) The authorized capital stock of First Home consists of (a) 10,000,000 shares of common stock, no par value ("First Home Common Stock"), of which 2,708,426 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and (b) 1,000,000 shares of preferred stock, none of which are issued or outstanding. Neither First Home nor First Home Savings nor any other First Home Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of First Home Common Stock, First Home preferred stock or any other security of First Home or any securities representing the right to vote, purchase or otherwise receive any shares of First Home Common Stock, First Home preferred stock or any other security of First Home, other than (i) shares issuable under the Sovereign Option and (ii) 121,961 shares issuable under First Home Stock Option Plans and as set forth in reasonable detail in the First Home Disclosure Schedule.

     (b) The authorized capital stock of First Home Savings consists of (i) 100 shares of common stock, no par value ("First Home Savings Common Stock"), of which 100 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights, all of which are owned by First Home free and clear of any lien, security interests, pledges, charges and restrictions of any kind or nature. Neither First Home nor any First Home Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any First Home Subsidiary or any other security of any First Home Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any First Home Subsidiary. Either First Home or First Home Savings owns all of the outstanding shares of capital stock of each First Home Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

     (c) Except as set forth in the First Home Disclosure Schedule, neither (i) First Home, (ii) First Home Savings, nor (iii) any other First Home Subsidiary, owns any equity interest, directly or indirectly, treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of First Home Subsidiaries, equity interests held by First Home Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of First Home Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by First Home or First Home Savings with respect to any other company's capital stock or the equity of any other person.

     (d) To the best of First Home's knowledge, except as disclosed in First Home's proxy statement dated March 28, 1997, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of First Home Common Stock.

     Section 2.03 Authority; No Violation.

     (a) First Home has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. First Home Savings has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by First Home and the completion by First Home of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of First Home and, except for approval by the shareholders of First Home as required under the NJBCA, First Home's certificate of incorporation and bylaws and Nasdaq requirements applicable to it, no other corporate proceedings on the part of First Home are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by First Home and, subject to approval of the shareholders of First Home as required under the NJBCA, First Home's certificate of incorporation and bylaws and Nasdaq requirements applicable to it and receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of First Home, enforceable against First Home in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by First Home Savings concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of First Home Savings, enforceable against First Home Savings in accordance with its terms, subject to applicable conservatorship or receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

     (b) (A) The execution and delivery of this Agreement by First Home, (B) the execution and delivery of the Bank Plan of Merger by First Home Savings, (C) subject to receipt of approvals from the Regulatory Authorities referred to in
Section 3.04 hereof and First Home's and Sovereign's compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (D) compliance by First Home or First Home Savings with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of First Home or any First Home Subsidiary or the charter and bylaws of First Home Savings; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Home or any First Home Subsidiary or any of their respective properties or assets; or (iii) except as set forth in the First Home Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First Home or any First Home Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which First Home or any First Home Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on First Home.

     Section 2.04 Consents. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section
3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of First Home under the NJBCA, First Home's articles of incorporation and bylaws and Nasdaq requirements applicable to it, and the approval of the Bank Plan of Merger by First Home as sole shareholder of First Home Savings under the HOLA, and by the First Home Savings Board of Directors, and except as disclosed in the First Home Disclosure Schedule, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by First Home or the Bank Plan of Merger by First Home Savings, and (b) the completion by First Home of the transactions contemplated hereby or by First Home Savings of the Bank Merger. As of the date hereof, First Home has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact First Home's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement. Shareholders of First Home are not entitled to exercise dissenters' rights in connection with the transactions contemplated by this Agreement under federal or New Jersey law.

     Section 2.05 Financial Statements.

     (a) First Home has previously delivered, or will deliver, to Sovereign the First Home Regulatory Reports. The First Home Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of First Home as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

     (b) First Home has previously delivered to Sovereign the First Home Financials. The First Home Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of First Home as of and for the periods ended on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

     (c) At the date of each balance sheet included in the First Home Financials or the First Home Regulatory Reports, neither First Home nor First Home Savings (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such First Home Financials or First Home Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

     Section 2.06 Taxes.

     (a) First Home and the First Home Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). First Home has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to First Home and all First Home Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from First Home and any First Home Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

     (b) No consent pursuant to IRC Section 341(f) has been filed (or will be filed prior to the Closing Date) by or with respect to First Home or any First Home Subsidiary.

     Section 2.07 No Material Adverse Effect. First Home has not suffered any Material Adverse Effect since September 30, 1997.

     Section 2.08 Contracts.

     (a) Except as described in First Home's proxy statement for its April 25, 1997 annual meeting of shareholders and Annual Report on Form 10-K for the year ended December 31, 1996, previously delivered to Sovereign, in the footnotes to the audited consolidated financial statements of First Home as of December 31, 1996 and for the three years ended December 31, 1996, in the footnotes to the audited financial statements of First Home Savings as of December 31, 1996 and for the three years ended December 31, 1996, or in the First Home Disclosure Schedule, neither First Home nor any First Home Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of First Home or any First Home Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of First Home or any First Home Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of First Home or any First Home Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any First Home Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which First Home or any First Home Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances and repurchases, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Sovereign or any Sovereign Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom of any First Home Subsidiary to engage in any type of banking or bank-related business permissible under law.

     (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) or described in the First Home proxy statement for its April 25, 1997 annual meeting of shareholders or in a footnote to such First Home Financials, have been provided to Sovereign on or before the date hereof, are listed on the First Home Disclosure Schedule and are in full force and effect on the date hereof and neither First Home nor any First Home Subsidiary (nor, to the knowledge of

First Home, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to First Home. Except as set forth in the First Home Disclosure Schedule, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in the First Home Disclosure Schedule, none of the employees (including officers) of First Home or any First Home Subsidiary, possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in the First Home Disclosure Schedule, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which First Home or any First Home Subsidiary is a party or under which First Home or any First Home Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in the First Home Disclosure Schedule, no such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of First Home or any First Home Subsidiary absent the occurrence of a subsequent event; (y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (z) requires First Home or any First Home Subsidiary to provide a benefit in the form of First Home Common Stock or determined by reference to the value of First Home Common Stock.

     Section 2.09 Ownership of Property; Insurance Coverage.

     (a) Except as disclosed in the First Home Disclosure Schedule, First Home and the First Home Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by First Home or any First Home Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the First Home Regulatory Reports and in the First Home Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) items permitted under Article IV. First Home and the First Home Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by First Home and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in the First Home Disclosure Schedule, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the Notes to the First Home Financials.

     (b) With respect to all agreements pursuant to which First Home or any First Home Subsidiary has purchased securities subject to an agreement to resell, if any, First Home or such First Home Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

     (c) First Home and the First Home Subsidiaries currently maintain insurance considered by First Home to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither First Home nor any First Home Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by First Home or First Home Savings under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years First Home and First Home Savings have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies.

     Section 2.10 Legal Proceedings. Except as disclosed in the First Home Disclosure Schedule, neither First Home nor any First Home Subsidiary is a party to any, and there are no pending or, to the best of First Home's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against First Home or any First Home Subsidiary,
(ii) to which First Home or any First Home Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of First Home to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on First Home.

     Section 2.11 Compliance With Applicable Law.

     (a) Except as disclosed in the First Home Disclosure Schedule, First Home and First Home Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on First Home.

     (b) Except as disclosed in the First Home Disclosure Schedule, neither First Home nor any First Home Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that First Home or any First Home Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to First Home or any First Home Subsidiary; (iii) requiring or threatening to require First Home or any First Home Subsidiary, or indicating that First Home or any First Home Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of First Home or any First Home Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of First Home or any First Home Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither First Home nor any First Home Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to Sovereign.

     Section 2.12 ERISA. First Home has previously delivered to Sovereign true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), including profit sharing plans, employee stock ownership plan, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual executive and administrative incentive plan or long term incentive plans, severance plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the First Home Disclosure Schedule, sponsored or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of First Home or any First Home Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither First Home, any First Home Subsidiary, nor any pension plan maintained by First Home or any First Home Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to First Home, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan which would result in a Material Adverse Effect. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither First Home nor any First Home Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six
(6) years with respect to any employee benefit plan maintained by First Home or any First Home Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to First Home. First Home and the First Home Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in material compliance with Section 1862(b)(1) of the Social Security Act.

     Section 2.13 Brokers, Finders and Financial Advisors; Fairness
Opinion. Except for First Home's engagement of RP Financial, LC ("RP Financial") in connection with transactions contemplated by this Agreement, neither First Home nor any First Home Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in First Home Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the First Home Financials. The First Home Disclosure Schedule shall contain as an exhibit the engagement letter between First Home and RP Financial. RP Financial has provided First Home with its written opinion to the effect that the Exchange Ratio is fair to First Home shareholders from a financial point of view.

     Section 2.14 Environmental Matters. To the knowledge of First Home, neither First Home nor any First Home Subsidiary, nor any properties operated by First Home or any First Home Subsidiary during First Home's use or ownership has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to First Home. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of First Home, threatened, relating to the liability of any property owned or operated by First Home or any First Home Subsidiary under any Environmental Law.

     Section 2.15 Allowance for Losses. The allowance for loan losses reflected, and to be reflected, in the First Home Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the First Home Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

     Section 2.16 Information to be Supplied. The information to be supplied by First Home and First Home Savings for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) and/or any information First Home filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of First Home and up to and including the date of the meeting of shareholders of First Home to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by First Home for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date of the attainment of any required regulatory approvals or consents, be accurate in all material respects.

     Section 2.17 Securities Documents. First Home has delivered to Sovereign copies of its (i) annual report on SEC Form 10-K for the year ended December 31, 1996, (ii) quarterly reports on SEC Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 1997 and 1996. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC.

     Section 2.18 Related Party Transactions. Except as disclosed (i) in the First Home Disclosure Schedule, (ii) in the proxy statement for use in connection with First Home's April 25, 1997 annual meeting of shareholders or
(iii) in the footnotes to the First Home Financials, First Home is not a party to any transaction (including any loan or other credit accommodation, but excluding deposits in the ordinary course of business) with any Affiliate of First Home (except a First Home Subsidiary). Except as disclosed in the First Home Disclosure Schedule or in First Home's proxy statement for its April 25, 1997 annual meeting of shareholders, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other risks or unfavorable features. Except as set forth on the First Home Disclosure Schedule, no loan or credit accommodation to any Affiliate of First Home is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither First Home nor First Home Savings has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by First Home Savings is inappropriate.

     Section 2.19 Schedule of Termination Benefits.  The First Home Disclosure
Schedule includes a schedule of the present value as of December 31, 1997 of termination benefits and related payments that would be payable to the individuals identified thereon, excluding any options to acquire First Home Common Stock granted to such individuals, under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any other pension benefit or welfare benefit plan maintained by First Home solely for the benefit of executive officers of First Home or any First Home Subsidiary (the "Benefits Schedule"), assuming their employment is terminated as of December 31, 1997 and the Closing Date occurs prior to such termination. No other individuals are entitled to benefits under any such plans. The present value of the termination benefits and related payments specified, including required gross-up payments under Section 280G of the IRC, on the Benefit Schedule with respect to each named individual (based on a 6% per annum discount factor) is true and correct in all material respects. As of November 30, 1997, no First Home director had deferred any compensation accrued by First Home.

     Section 2.20 Loans. Each loan reflected as an asset in the First Home Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on First Home.

     Section 2.21 Antitakeover Provisions Inapplicable. The provisions of Sections 14A:10A-4 and 14A:10A-5 of the NJBCA do not and will not apply to this Agreement or the transactions contemplated hereby.

     Section 2.22 Quality of Representations. The representations made by First Home in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF SOVEREIGN

     Sovereign hereby represents and warrants to First Home that, except as set forth in the Sovereign Disclosure Schedule delivered by Sovereign to First Home on or prior to the date hereof:

     Section 3.01 Organization.

     (a) Sovereign is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Sovereign is a savings and loan holding company duly registered under the HOLA. Sovereign has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each Sovereign Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither Sovereign nor any Sovereign Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania and the states of Delaware and New Jersey, except where the failure to be so qualified would not have a Material Adverse Effect.

     (b) Sovereign Bank is a federal savings bank, duly organized and validly existing under the laws of the United States of America. Sovereign Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

     (c) The deposits of Sovereign Bank are insured by the FDIC to the extent provided in the FDIA.

     (d) The respective minute books of Sovereign and Sovereign Bank accurately record in all material respects all material corporate action of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

     (e) Prior to the execution of this Agreement, Sovereign has delivered to First Home true and correct copies of the articles of incorporation and the bylaws of Sovereign and Sovereign Bank, respectively, as in effect on the date hereof.

     Section 3.02 Capital Structure.

     (a) The authorized capital stock of Sovereign consists of (a) 200,000,000 shares of common stock, no par value ("Sovereign Common Stock"), of which, at the date of this Agreement, 10,008 shares were issued and held by Sovereign as treasury stock and 89,366,365 shares are outstanding, validly issued, fully paid and nonassessable, and (b) 7,500,000 shares of preferred stock, no par value, of which, at the date of this Agreement, 2,000,000 shares of 6 1/4% Cumulative, Convertible Preferred Stock, Series B, are outstanding, validly issued, fully paid and nonassessable. No shares of Sovereign Common Stock were issued in violation of any preemptive rights. Sovereign has no Rights authorized, issued or outstanding, other than (i) the Sovereign Stock Purchase Rights, (ii) options to acquire 2,342,047 shares of Sovereign Common Stock authorized under Sovereign's employee benefit plans, stock option plans, non-employee directors compensation plan, employee stock ownership plan, employee stock purchase plan, and dividend reinvestment and stock purchase plan, and (iii) capital securities issued by Sovereign Capital Trust I, and (iv) the deemed rights to acquire Sovereign Stock possessed by holders of the common stock of ML Bancorp, Inc. under the Agreement and Plan of Merger between Sovereign and ML Bancorp, Inc., dated September 18, 1997, contingent upon completion of the transactions contemplated thereby. As of September 30, 1997, Sovereign had approximately 10,500 shareholders of record.

     (b) To the best of Sovereign's knowledge, except as disclosed in Sovereign's proxy statement dated March 19, 1997, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Sovereign Common Stock.

     (c) Sovereign owns all of the capital stock of Sovereign Bank, free and clear of any lien, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature and either Sovereign or Sovereign Bank owns all of its shares of capital stock of each other Sovereign Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the Sovereign Subsidiaries, Sovereign does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of Sovereign Subsidiaries, equity interests held by Sovereign Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Sovereign Subsidiaries.

     Section 3.03 Authority; No Violation.

     (a) Sovereign has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Sovereign Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by Sovereign and the completion by Sovereign of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sovereign, and no other corporate proceedings on the part of Sovereign are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sovereign and, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by Sovereign Bank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Sovereign Bank, enforceable against Sovereign Bank in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

     (b) (A) The execution and delivery of this Agreement by Sovereign, (B) the execution and delivery of the Bank Plan of Merger by Sovereign Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section
3.04 hereof and First Home's and Sovereign's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and
(D) compliance by Sovereign or Sovereign Bank with any of the terms or provisions hereof or of the Bank Plan of Merger will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Sovereign or any Sovereign Subsidiary or the charter and bylaws of Sovereign Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sovereign or any Sovereign Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Sovereign or Sovereign Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Sovereign or Sovereign Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Sovereign.

     Section 3.04 Consents. Except for consents, approvals, filings and registrations from or with the OTS, the NJDB, the SEC, and state "blue sky" authorities, and compliance with any conditions contained therein, and the approval of the Bank Plan of Merger by Sovereign as sole shareholder of Sovereign Bank under the HOLA, and by the Sovereign Bank Board of Directors no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Sovereign or the Bank Plan of Merger by Sovereign Bank, and (b) the completion by Sovereign of the transactions contemplated hereby or by Sovereign Bank of the Bank Merger. Sovereign has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Sovereign's or Sovereign Bank's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

     Section 3.05 Financial Statements.

     (a) Sovereign has made, or will make, the Sovereign Regulatory Reports available to First Home for inspection. The Sovereign Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders' equity of Sovereign as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

     (b) Sovereign has previously delivered, or will deliver, to First Home the Sovereign Financials. The Sovereign Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by the Sovereign Financials, except as noted therein and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Sovereign as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis throughout the periods covered by the Sovereign Financials, except as noted therein. Sovereign will make the Sovereign Regulatory Reports available to First Home for inspection.

     (c) At the date of each balance sheet included in the Sovereign Financials or Sovereign Regulatory Reports, Sovereign did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Sovereign Financials or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations or loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

     Section 3.06 Taxes. Sovereign and the Sovereign Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Sovereign has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Sovereign and all Sovereign Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Sovereign and any Sovereign Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

     Section 3.07 No Material Adverse Effect. Sovereign has not suffered any Material Adverse Effect since September 30, 1997.

     Section 3.08 Ownership of Property; Insurance Coverage.

     (a) Sovereign and the Sovereign Subsidiaries have good and, as to real property, marketable title to all assets and properties owned by Sovereign or any of its Subsidiaries in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Sovereign Financials and in the Sovereign Regulatory Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the Sovereign Disclosure Schedule or permitted under Article IV hereof, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Sovereign and the Sovereign Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Sovereign and its Subsidiaries in the conduct of their businesses to occupy and use all such properties as presently occupied and used by each of them.

     (b) Sovereign and the Sovereign Subsidiaries currently maintain insurance in amounts considered by Sovereign to be reasonable for their respective operations, and such insurance is similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Sovereign nor any Sovereign Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased.

     Section 3.09 Legal Proceedings. Neither Sovereign nor any Sovereign Subsidiary is a party to any, and there are no pending or, to the best of Sovereign's knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Sovereign or any Sovereign Subsidiary, (ii) to which Sovereign's or any Sovereign Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Sovereign to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Sovereign.

     Section 3.10 Compliance With Applicable Law.

     (a) Sovereign and the Sovereign Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Sovereign.

     (b) Neither Sovereign nor any Sovereign Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Sovereign or any Sovereign Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces;
(ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Sovereign or any Sovereign Subsidiary; (iii) requiring or threatening to require Sovereign or any Sovereign Subsidiary, or indicating that Sovereign or any Sovereign Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Sovereign or any Sovereign Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Sovereign or any Sovereign Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Sovereign nor any Sovereign Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to First Home.

     Section 3.11 Information to be Supplied. The information to be supplied by Sovereign for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) and/or any information Sovereign filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of First Home and up to and including the date of the meeting of shareholders of First Home to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Sovereign for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date(s) of the obtainment of any required regulatory approvals or consents, be accurate in all material aspects.

     Section 3.12 ERISA. Sovereign has previously made available to First Home true and complete copies of the employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, employee stock ownership plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans), and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth on the Sovereign Disclosure Schedule, sponsored or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Sovereign or any Sovereign Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither Sovereign, any Sovereign Subsidiary, nor any pension plan maintained by Sovereign or any Sovereign Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Sovereign, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA
Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan which would result in a Material Adverse Effect. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Sovereign nor any Sovereign Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA, and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA
Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Sovereign or any Sovereign Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Sovereign. Sovereign and the Sovereign Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

     Section 3.13 Securities Documents. Sovereign has delivered, or will deliver, to First Home copies of its (i) annual reports on SEC Form 10-K for the years ended December 31, 1996, 1995, and 1994, (ii) quarterly reports on SEC Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, (iii) current reports on SEC Form 8-K dated February 5, 1997, February 6, 1997, February 13, 1997, March 18, 1997 June 17, 1997,
September 12, 1997, as amended, September 18, 1997 and December 9, 1997, which are all the Current Reports on Form 8-K which were or filed or required to be filed, (iv) proxy statement dated March 19, 1997 used in connection with its annual meeting of shareholders held in April 1997, (v) proxy material dated July 22, 1997 relating to Sovereign's acquisition of Bankers Corp., and (vi) preliminary proxy material filed by Sovereign with the SEC in November, 1997 and related Form S-4 Registration Statement relating to Sovereign's acquisition of ML Bancorp, Inc. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

     Section 3.14 Environmental Matters. To the knowledge of Sovereign, neither Sovereign nor any Sovereign Subsidiary, nor any properties operated by Sovereign or any Sovereign Subsidiary during Sovereign's use or ownership has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in or will result in a Material Adverse Effect with respect to Sovereign. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Sovereign, threatened, relating to the liability of any property owned or operated by Sovereign or any Sovereign Subsidiary under any Environmental Law.

     Section 3.15 Allowance for Loan Losses. The allowance for loan losses reflected, and to be reflected, in the Sovereign Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Sovereign Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

     Section 3.16 Brokers and Finders. In connection with the transactions contemplated by the Agreement, neither Sovereign nor any Sovereign Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement.

     Section 3.17 Loans. Each loan reflected as an asset in the Sovereign Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Sovereign.

     Section 3.18 Accounting for the Merger; Reorganization. As of the date hereof, Sovereign does not have any reason to believe that the Merger will fail to qualify (i) for pooling-of-interests treatment under GAAP, or (ii) as a reorganization under Section 368(a) of the IRC.

     Section 3.19 NJBCA Antitakeover Provisions. Neither Sovereign nor any Sovereign Subsidiary is an "interested shareholder" of First Home under Sections 14A:10A-4 and 14:10A-5 of the NJBCA.

     Section 3.20 Quality of Representations. The representations made by Sovereign in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

                                   ARTICLE IV
                            COVENANTS OF THE PARTIES

     Section 4.01 Conduct of First Home's Business.

     (a) From the date of this Agreement to the Closing Date, First Home and each First Home Subsidiary will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of Sovereign. First Home will use its reasonable good faith efforts, and will cause First Home Savings to use its reasonable good faith efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of First Home and First Home Subsidiaries and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Sovereign in writing or as permitted or required by this Agreement, First Home will not, and First Home will not permit any First Home Subsidiary to:

          (i) amend or change any provision of its certificate of incorporation, charter, or bylaws;

          (ii) change the number of authorized or issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) First Home may issue shares of First Home Common Stock upon the valid exercise, subject to the terms of the letter agreement attached hereto as Exhibit 1, of presently outstanding options to acquire First Home Common Stock under the First Home Stock Option Plans,
     (B) First Home may pay a regular quarterly cash dividend, not to exceed $.10 per share of First Home Common Stock outstanding, and (C) First Home may issue shares of First Home Common Stock pursuant to the Sovereign Option. As promptly as practicable following the date of this Agreement, the Board of Directors of First Home shall cause its regular quarterly dividend record dates and payment dates to be the same as Sovereign's regular quarterly dividend record dates and payment dates for Sovereign Common Stock, and except as provided above, First Home shall not change its regular dividend payment dates and record dates without prior written consent of Sovereign. Nothing contained in this Section 4.01(ii) or in any other Section of this Agreement shall be construed to permit First Home shareholders to receive two dividends either from First Home or from First Home and Sovereign in any quarter or to deny or prohibit them from receiving one dividend from First Home or Sovereign in any quarter. Subject to applicable regulatory restrictions, if any, First Home Savings may pay a cash dividend, in the aggregate, sufficient to fund any dividend by First Home permitted hereunder;

          (iii) grant any severance or termination pay (other than pursuant to written policies or written agreements of First Home or First Home Subsidiaries in effect on the date hereof and provided to Sovereign prior to the date hereof or as otherwise agreed to in writing by Sovereign and First Home) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director of First Home or any First Home Subsidiary, except for routine periodic increases in salary (estimated to be not in excess of $125,000 through June 30, 1998) and bonus required by existing bonus plans (estimated to be not in excess of $200,000 through June 30, 1998);

          (iv) merge or consolidate First Home or any First Home Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of First Home or any First Home Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between any First Home Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any First Home Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

          (v) sell or otherwise dispose of the capital stock of First Home Savings or sell or otherwise dispose of any asset of First Home or of any First Home Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of First Home or of any First Home Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

          (vi) take any action which would result in any of the representations and warranties of First Home set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in
     Article V hereof not being satisfied, except in each case as may be required by applicable law;

          (vii) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating First Home or First Home Savings;

          (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which First Home or any First Home Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

          (ix) implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement which was not in effect on the date of this Agreement, or materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost; provided, however, that First Home may contribute to the First Home employee stock ownership plan, to the extent accrued on the First Home Financial Statements at and for periods prior to the date of this Agreement, (i) up to $240,000 (consisting of both voluntary and matching contributions) in January 1998 with respect to the year ending December 31, 1997 and (ii) a pro rated amount up to $120,000 (consisting of both voluntary and matching contributions) prior to the Closing Date with respect to the year ending December 31, 1998 (such amount to be pro rated based on the number of days elapsed from January 1, 1998 to the Closing
     Date);

          (x) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc. or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of Investment Securities or its portfolio of Mortgage-Backed Securities.

          (xi) make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $1,000,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $1,000,000, except for any commitment disclosed on the First Home Disclosure Schedule; provided that Sovereign will not unreasonably withhold its consent with respect to any request by First Home for permission to increase, compromise, extend, renew or modify any loan subject to this provision;

          (xii) except as set forth on the First Home Disclosure Schedule or except in the ordinary course of business consistent with past practice, enter into, renew, extend or modify any other transaction with any Affiliate other than deposit and loan transactions in the ordinary course of business and which are in compliance with applicable laws and regulations;

          (xiii) enter into any interest rate swap or similar commitment, agreement or arrangement;

          (xiv) except for the execution of this Agreement, or resulting therefrom, take any action that would give rise to a right of payment to any individual under any employment agreement;

          (xv) intentionally and knowingly take any action that would preclude satisfaction of the condition to closing contained in Section 5.02(k) relating to financial accounting treatment of the Merger; or

          (xvi) agree to do any of the foregoing.

     For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for First Home or any First Home Subsidiary to do any of the following: (i) make any capital expenditure of $100,000 or more not disclosed on First Home Disclosure Schedule 4.01, without the prior written consent of Sovereign; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $1,000,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in the investment securities portfolio by First Home or a First Home Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; or (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by First Home or any First Home Subsidiary of more than $100,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

     Section 4.02 Access; Confidentiality.

     (a) From the date of this Agreement through the Closing Date, First Home or Sovereign, as the case may be, shall afford to, and shall cause each First Home Subsidiary or Sovereign Subsidiary to afford to, the other party and its authorized agents and representatives, complete access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of First Home and Sovereign will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

     (b) First Home and Sovereign each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

     (c) In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, First Home shall permit employees of Sovereign reasonable access to and participation in matters relating to problem loans, loan restructurings and loan work-outs of First Home and the First Home Subsidiaries, provided that nothing contained in this subparagraph shall be construed to grant Sovereign or any Sovereign employee any final decision-making authority with respect to such matters. Sovereign shall have the right, however, at Sovereign's expense, to cause First Home or any First Home Subsidiary to obtain an appraisal by an independent third party experienced in such matters, and mutually satisfactory to Sovereign and First Home, of the assets or property securing any loan made by First Home or any First Home Subsidiary, with a principal balance of $500,000 or more.

     (d) If the transactions contemplated by this Agreement shall not be consummated, First Home and Sovereign will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. First Home and Sovereign shall each give prompt notice to the other party of any contemplated disclosure where such disclosure is so legally required.

    Section 4.03 Regulatory Matters and Consents.

     (a) First Home and Sovereign shall promptly prepare a Prospectus/Proxy Statement to be mailed to shareholders of First Home in connection with First Home's meeting of shareholders and the transactions contemplated hereby, and to be filed by Sovereign with the SEC in the Registration Statement, which Prospectus/Proxy statement shall conform to all applicable legal requirements. Sovereign shall, as promptly as practicable following the preparation thereof, file the Registration Statement with the SEC and First Home and Sovereign shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Sovereign will advise First Home, promptly after Sovereign receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Sovereign shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Sovereign will provide First Home with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as First Home may reasonably request.

     (b) Sovereign and First Home will prepare all Applications to Regulatory Authorities and make all filings for, and use their reasonable best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

     (c) First Home will furnish Sovereign with all information concerning First Home and First Home Subsidiaries as may be reasonably necessary or advisable in connection with the Registration Statement and any Application or filing made by or on behalf of Sovereign to any Regulatory Authority in connection with the transactions contemplated by this Agreement and the Bank Plan of Merger.

     (d) Sovereign and First Home shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information which appears in any filing made with or written materials submitted to the SEC, any Regulatory Authority or any third party in connection with the transactions contemplated by this Agreement and the Bank Plan of Merger. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of the SEC, Regulatory Authorities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement and the Bank Plan of Merger and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and thereby.

     (e) Sovereign will promptly furnish First Home with copies of all written communications to, or received by Sovereign or any Sovereign Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby.

     Section 4.04 Taking of Necessary Action.

     (a) Sovereign and First Home shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger and the Bank Merger, as soon as practicable after the date hereof, including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither First Home nor any First Home Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Sovereign, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger and the Bank Merger pursuant to this Agreement and the Bank Plan of Merger; provided that nothing herein contained shall preclude Sovereign or First Home or from exercising its rights under this Agreement or the Stock Option Agreement.

     Section 4.05 Certain Agreements.

     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer or employee of First Home or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of First Home, any of the First Home's Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the extent permitted by the NJBCA and the Certificate of incorporation and bylaws of First Home. On or after the Effective Date, Sovereign shall indemnify, defend and hold harmless all prior and then-existing directors and officers of First Home and any First Home Subsidiary, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Sovereign which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of First Home or any First Home Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by First Home or any First Home Subsidiary as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee of First Home or any First Home Subsidiary may not be indemnified by Sovereign and/or Sovereign Bank if such indemnification is prohibited by applicable law.

     (b) Sovereign shall maintain First Home's existing directors' and officers' liability insurance policy (or a policy providing comparable coverage amounts on terms generally no less favorable, including Sovereign's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of five years after the Effective Date; provided, however, that in no event shall Sovereign be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.05(b), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by First Home for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Sovereign shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. In the event that Sovereign acts as its own insurer for all of its directors and officers with respect to matters typically covered by a directors' and officers' liability insurance policy, Sovereign's obligations under this
Section 4.05(b) may be satisfied by such self insurance, so long as its senior debt ratings by Standard & Poor's Corporation and Moody's Investors Services, Inc. are not lower than such ratings as of the date hereof.

     (c) Sovereign agrees to honor and Sovereign agrees to cause Sovereign Bank to honor all terms and conditions of all existing employment contracts and special termination agreements disclosed in the First Home Disclosure Schedule and for purposes of this Agreement the terms of such employment contracts shall be for a period of three (3) years from the Closing Date. Under such employment contracts, each employee may elect to be paid out under the terms of such contract or receive a lump-sum payment of the present value (based on a 6% per annum discount factor) of the payments required to be made thereunder.

     (d) In the event that Sovereign or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 4.05.

     Section 4.06 No Other Bids and Related Matters.

     (a) So long as this Agreement remains in effect, First Home shall not and First Home shall not authorize or permit any of its directors, officers, employees or agents, to directly or indirectly (i) respond to, solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Transaction (as defined below), (ii) recommend or endorse an Acquisition Transaction, (iii) participate in any discussions or negotiations regarding an Acquisition Transaction, (iv) provide any third party (other than Sovereign or an affiliate of Sovereign) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Transaction or (v) enter into an agreement with any other party with respect to an Acquisition Transaction. First Home will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Sovereign with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.06. First Home will notify Sovereign orally (within one day) and in writing (as promptly as practicable) if any inquiries or proposals relating to an Acquisition Transaction are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, First Home. As used in this Agreement, "Acquisition Transaction" shall mean one of the following transactions with a party other than Sovereign of an affiliate of Sovereign (i) a merger or consolidation, or any similar transaction, involving First Home or a First Home Subsidiary, (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or liabilities of First Home or a First Home Subsidiary or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of a substantial interest in any class or series of equity securities of First Home (other than as permitted by Section 4.01(a)(ii) hereof) or a First Home Subsidiary.

     (b) Notwithstanding the foregoing, First Home, after written notice to Sovereign, may for a period of thirty (30) days after the date of this Agreement respond to unsolicited inquiries from third parties with respect to an Acquisition Transaction if the fiduciary duty of the individuals set forth in the first sentence of Section 4.06(a) legally requires them to do so and they are so advised in a written opinion of counsel.

     Section 4.07 Duty to Advise; Duty to Update Disclosure Schedule. Each party shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Each party shall update its respective Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Schedule shall not relieve a party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) and 5.02(c) hereof, as applicable.

     Section 4.08 Conduct of Sovereign's Business. From the date of this Agreement to the Closing Date, Sovereign will use its best efforts to (x) preserve its business organizations intact, (y) maintain good relationships with employees, and (z) preserve for itself the goodwill of customers of Sovereign and Sovereign Subsidiaries and others with whom business relationships exist.

     Section 4.09 Current Information.

     (a) During the period from the date of this Agreement to the Effective Date, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), First Home and Sovereign will deliver to the other party its quarterly report on Form 10-Q under the Exchange Act, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ended December 31, First Home and Sovereign will deliver to the other party its Annual Report on Form 10-K. Within 25 days after the end of each month, First Home and Sovereign will deliver to the other party a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month.

     (b) First Home shall provide to Sovereign a copy of the minutes of any meeting of the Board of Directors of First Home or any First Home Subsidiary, or any committee thereof, or any senior management committee, promptly after such minutes are approved at a subsequent meeting of the board or committee, but in any event within 40 days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within 30 days of the Closing Date, such minutes shall be provided prior to the Closing Date.

     Section 4.10 Undertakings by Sovereign and First Home.

     (a) From and after the date of this Agreement, First Home shall:

          (i) Voting by Directors. Recommend to all members of First Home's Board of Directors to vote all shares of First Home's Common Stock beneficially owned by each such director in favor of this Agreement;

          (ii) Phase I Environmental Audit. Permit Sovereign, if Sovereign elects to do so, at its own expense, to cause a "phase I environmental audit" to be performed at any physical location owned or occupied by First Home or any First Home Subsidiary on the date hereof;

          (iii) Approval of Bank Plan of Merger. Approve the Bank Plan of Merger as sole shareholder of First Home Savings and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by First Home Savings;

          (iv) Proxy Solicitor. If Sovereign requests and agrees to bear the expense thereof, retain a proxy solicitor in connection with the solicitation of First Home shareholder approval of this Agreement;

          (v) Timely Review. If requested by Sovereign at Sovereign's sole expense, cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 36, and to issue its report on such financial statements as soon as is practicable thereafter;

          (vi) Outside Service Bureau Contracts. If requested to do so by Sovereign, use its reasonable best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to First Home or any First Home Subsidiary, on terms and conditions mutually acceptable to First Home and Sovereign;

          (vii) Committee Meetings. Permit a representative of Sovereign, who is reasonably acceptable to First Home, to attend all committee meetings of First Home and First Home Savings management including, without limitation, any loan or asset/liability committee;

          (viii) List of Nonperforming Assets.  Provide Sovereign, within ten
     (10) days after the quarterly meeting of its Asset Review Committee, a written list of nonperforming assets as of the end of such month;

          (ix) Reserves and Merger-Related Costs. On or before the Effective Date, establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of First Home to those of Sovereign (as such practices and methods are to be applied to First Home from and after the Closing Date) and Sovereign's plans with respect to the conduct of the business of First Home following the Merger and otherwise to reflect Merger-related expenses and costs incurred by First Home, provided, however, that First Home shall not be required to take such action (A) more than five (5) days prior to the Effective Date; and (B) unless Sovereign agrees in writing that all conditions to closing set forth in Section 5.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by Sovereign of the writing referred to in the preceding clause, First Home shall provide Sovereign a written statement, certified without personal liability by the chief executive officer of First Home and dated the date of such writing, that the representation made in Section 2.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by First Home or any First Home Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 6.01(d) hereof; and

          (x) Shareholders Meetings. First Home shall take all action necessary to properly call and convene a special meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon this Agreement and the transactions contemplated hereby. The Board of Directors of First Home shall recommend that the shareholders of First Home, approve this Agreement and the transactions contemplated hereby; provided, however, that no director of First Home shall be required to take any action in accordance with this subsection in such person's capacity as a director if the fiduciary duty of such person in such capacity legally requires otherwise and such person is so advised in a written opinion of counsel.

     (b) From and after the date of this Agreement, Sovereign and First Home shall each:

          (i) Identification of First Home's Affiliates. Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of First Home;

          (ii) Public Announcements. Cooperate and cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to First Home shareholders, First Home's internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law;

          (iii) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

          (iv) Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

          (v) Delivery of Securities Documents. Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof; and

          (vi) Taxes. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due.

     Section 4.11 Employee Benefits and Termination Benefits.

     (a) Employee Benefits. On and after the Effective Date, the employee pension (including employee stock ownership plans) and welfare benefit plans of Sovereign and First Home may, at Sovereign's election and subject to the requirements of the IRC, continue to be maintained separately, consolidated or terminated, provided, however, that First Home employees shall receive benefits at least as favorable, in the aggregate, as the benefits to which they were entitled on the date of this Agreement. First Home and Sovereign agree that, subject to the conditions described herein, as soon as practicable after the Effective Date and receipt of a favorable determination letter from the IRS upon plan termination, participants in the First Home ESOP shall be entitled at their election to have the amounts in their First Home ESOP accounts either distributed to them in a lump sum or rolled over to another tax-qualified plan (including Sovereign plans to the extent permitted by Sovereign) or individual retirement account. In the event of a consolidation of any or all of such pension benefit plans or in the event of termination of the First Home pension benefit plans, First Home and First Home Savings employees shall receive full credit for service with First Home or First Home Savings under Sovereign's pension and 401(k) plans, but not Sovereign's Employee Stock Ownership Plan, for purposes of eligibility and vesting determination. In the event of any termination of or consolidation of any First Home or First Home Savings health plan with any Sovereign health plan, all employees of First Home or First Home Savings who were eligible for coverage under the terminated plan shall have coverage under any successor health plan with protection for any pre-existing condition. In the event of a termination or consolidation of any First Home or First Home Savings health plan, terminated First Home or First Home Savings employees will have the right to continue coverage under group health plans of Sovereign and/or the Sovereign Subsidiaries in accordance with the IRC Section 4980B(f).

     (b) Termination Benefits. First Home shall cause to be delivered to Sovereign concurrently with the execution of this Agreement with respect to each executive officer named on the Benefits Schedule included in the First Home Disclosure Schedule, the written acknowledgment of each such individual in the form attached hereto as Exhibit 4 pursuant to which each such individual agrees and acknowledges that the dollar amount set forth opposite such individual's name on such Benefits Schedule is the entire amount that would be due to such individual under any employment agreement, special termination agreement, supplemental executive retirement plan, deferred bonus plan, deferred compensation plan, salary continuation plan, or any other pension benefit or welfare benefit plan maintained by First Home solely for the benefit of officers of First Home or First Home Subsidiaries assuming a termination of such individual's employment on December 31, 1997, subsequent to the Closing Date. First Home and Sovereign acknowledge and agree that the amounts shown on the Benefits Schedule and the letter of acknowledgement for each officer named herein reflect a good faith estimate of the amounts that will be payable to such individuals under the circumstances described and may be subject to adjustment upon an actual termination of employment in order to reflect increases in such individuals' compensation and benefit plans consistent with past practices for routine periodic increases.

         "(c) Severance Policy. Sovereign agrees to cause Sovereign Bank to provide employees of First Home Savings whose employment is terminated in connection with the Merger within three (3) months after the conversion of First Home's system to that of Sovereign's, either because such employee's position is eliminated or such employee is not offered comparable employment (i.e., not offered employment for a position of generally similar job description or responsibilities in a location within thirty (30) miles from an employee's work location), and who do not at their election cease performing services for Sovereign or First Home, as applicable, prior to their final termination date as set or adjusted by Sovereign, excluding any employee who has an existing employment or consulting agreement or whose employment is terminated for Cause (as defined below), as follows, provided such employees execute such documentation as Sovereign may reasonably require, including Sovereign's customary form of release: (i) the thirteen employees identified on First Home's

         Disclosure Schedule shall be entitled to two weeks of base salary as severance pay for each year of service with First Home or First Home Savings, or Sovereign or any Sovereign Subsidiary, with a two-week minimum; and (ii) employees other than the thirteen employees identified on First Home's Disclosure Schedule shall be entitled to one week of base salary as severance pay for each year of service with First Home or First Home Savings, or Sovereign or any Sovereign Subsidiary, with a one-week minimum. For purposes of this
         Section 4.11(c), "Cause" shall mean termination because of the employee's personal dishonesty, failure to meet established performance goals (which shall be reasonably established), willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses). The benefits provided to terminated First Home or First Home Savings employees under this subsection are the only severance benefits payable by First Home or First Home Savings under any plan or policy (excluding severance benefits provided under existing employment or consulting agreements or as otherwise required by law), except for employees who do not execute the documentation required by Sovereign, which employees shall be entitled to the termination benefits provided under First Home Savings' severance policies. The benefits payable to First Home employees under this subsection or otherwise shall in any event be in lieu of any termination benefits to which such employees would otherwise be entitled under Sovereign's or Sovereign Bank's severance policies or programs then in effect."

          4. Section 4.11(d) of the Agreement is deleted in its entirety and replaced with the following:

         "(d) Retention Bonuses. Notwithstanding subparagraph (c) above, each employee of First Home or of First Home Savings identified in the First Home Disclosure Schedule shall be entitled to receive a "retention" bonus from First Home or First Home Savings Bank as determined by the executive officers of First Home (after consultation with Sovereign) and as set forth on First Home's Disclosure Schedule in the event that such employee remains an employee of First Home, First Home Savings or Sovereign, as applicable, until the date the systems conversion occurs or is involuntarily terminated prior to the date of the systems conversion, but after the Effective Date, and satisfactorily fulfills the duties and responsibilities of the position of such employee of First Home, First Home Savings or Sovereign, as the case may be, through the date of systems conversion; provided that retention bonuses, in the aggregate, shall not exceed $250,000."

     (e) Employee Loan Program. Prior to consummation of the Merger, First Home may continue to originate loans pursuant to its employee loan program in effect as of the date hereof, and upon consummation of the Merger, Sovereign agrees to cause Sovereign Bank to honor the loans originated by First Home pursuant to such employee loan program.

     (f) Intention Regarding Future Employment. Within ninety (90) days of the date hereof, Sovereign and Sovereign Bank intends to use their reasonable best efforts to inform the employees of First Home and First Home Savings of the likelihood of such employees having continued employment with Sovereign Bank following the Effective Date and, where appropriate, intends to use their reasonable best efforts to interview the First Home and First Home Savings employees to determine if there are mutually beneficial employment opportunities available at Sovereign Bank. It is the intent of Sovereign Bank in connection with reviewing applicants for employment positions to give any First Home employee who is terminated in connection with the Merger within three months of the Effective Date the same consideration as is afforded Sovereign Bank employees for such positions in accordance with existing formal or informal policies for a period of three months from such date of termination.

     Section 4.12 Stock Exchange Listing. Sovereign shall use all reasonable best efforts to cause the shares of Sovereign Common Stock to be issued in connection with the Merger to be approved for quotation on the Nasdaq Stock Market's National Market System, subject to official notice of issuance, as of or prior to the Effective Date.

     Section 4.13 Affiliate Letter. Concurrently with the execution and delivery of this Agreement, First Home shall cause to be delivered to Sovereign the Letter Agreement attached hereto as Exhibit 1, executed by each director, officer and any shareholder required to file reports on SEC Schedule 13D under the Exchange Act set forth thereon.

     Section 4.14 Publication of Combined Financial Results. Sovereign shall use its reasonable best efforts to publish as soon as possible, but no later than the required date of filing its Quarterly Report on Form 10-Q for the first fiscal quarter following the Effective Date in which there are at least 30 days of post-Merger combined operations, combined revenues and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     Section 4.15 Sovereign Rights Agreement. Sovereign agrees that any Sovereign Rights issued pursuant to the Sovereign Rights Agreement shall be issued with respect to each share of Sovereign Common Stock issued pursuant to the terms hereof regardless whether there has occurred a "Distribution Date" under the terms of such Sovereign Rights Agreement prior to the Effective Date, as well as to take all action necessary or advisable to enable the holder of each such share of Sovereign Common Stock to obtain the benefit of such Sovereign Stock Purchase Rights notwithstanding their prior distribution, including without limitation, amendment of the Sovereign Rights Agreement.

     Section 4.16 Advisory Board. On the Effective Date, Sovereign Bank shall establish for a period of at least two years the First Home Advisory Board (the "Advisory Board"), which shall consist of all the members of the First Home Board of Directors immediately prior to the Effective Date. The members of the Advisory Board shall be paid an annual retainer of $9,000, exclusive of any First Home Board Members who do not wish to join the Advisory Board.

                                   ARTICLE V
                                   CONDITIONS

     Section 5.01 Conditions to First Home's Obligations under this Agreement. The obligations of First Home hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by First Home pursuant to Section 7.03 hereof:

     (a) Corporate Proceedings. All action required to be taken by, or on the part of, Sovereign and Sovereign Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Sovereign and Sovereign Bank; and First Home shall have received certified copies of the resolutions evidencing such authorizations;

     (b) Covenants. The obligations and covenants of Sovereign required by this Agreement to be performed by Sovereign at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Sovereign;

     (c) Representations and Warranties. The representations and warranties of Sovereign set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to Sovereign;

     (d) Approvals of Regulatory Authorities. Sovereign shall have received all required approvals of Regulatory Authorities of the Merger, and delivered copies thereof to First Home; and all notice and waiting periods required thereunder shall have expired or been terminated;

     (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

     (f) No Material Adverse Effect. Since September 30, 1997, there shall not have occurred any Material Adverse Effect with respect to Sovereign;

     (g) Officer's Certificate. Sovereign shall have delivered to First Home a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

     (h) Opinion of Sovereign's Counsel. First Home shall have received an opinion of Stevens & Lee, counsel to Sovereign, dated the Closing Date, in form and substance reasonably satisfactory to First Home and its counsel to the effect set forth on Exhibit 5 attached hereto;

     (i) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or "blue sky" authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

     (j) Tax Opinion. First Home shall have received an opinion of Stevens & Lee, substantially to the effect set forth on Exhibit 6 attached hereto;

     (k) Approval of First Home's Shareholders. This Agreement shall have been approved by the shareholders of First Home by such vote as is required under First Home's articles of incorporation and bylaws, NJBCC or under Nasdaq requirements applicable to it; and

     (l) Investment Banking Opinion. First Home shall have received a written opinion, dated within five (5) days of mailing the Prospectus/Proxy Statement, from RP Financial, updating its prior written opinion, to the effect that the Applicable Exchange Ratio is fair, from a financial point of view, to such shareholders.

     Section 5.02 Conditions to Sovereign's Obligations under this Agreement. The obligations of Sovereign hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Sovereign pursuant to Section 7.03 hereof:

     (a) Corporate Proceedings. All action required to be taken by, or on the part of, First Home and First Home Savings to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by First Home and First Home Savings; and Sovereign shall have received certified copies of the resolutions evidencing such authorizations;

     (b) Covenants. The obligations and covenants of First Home, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to First Home;

     (c) Representations and Warranties. The representations and warranties of First Home set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to First Home;

     (d) Approvals of Regulatory Authorities. Sovereign shall have received all required approvals of Regulatory Authorities for the Merger, without the imposition of any term or condition that would have a Material Adverse Effect on Sovereign upon completion of the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

     (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

     (f) No Material Adverse Effect. Since September 30, 1997, there shall not have occurred any Material Adverse Effect with respect to First Home.

     (g) Officer's Certificate. First Home shall have delivered to Sovereign a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section
5.02 have been satisfied, to the best knowledge of the officer executing the same;

     (h) Opinions of First Home's Counsel. Sovereign shall have received an opinion of Blank Rome Cominsky & McCauley LLP, counsel to First Home, dated the Closing Date, in form and substance reasonably satisfactory to Sovereign and its counsel to the effect set forth on Exhibit 7 attached hereto;

     (i) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or "blue sky" authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

     (j) Tax Opinion. Sovereign shall have received an opinion of Stevens & Lee, its counsel, substantially to the effect set forth on Exhibit 6 attached hereto;

     (k) Pooling Letter. Sovereign shall have received a letter from Ernst & Young L.L.P. to the effect that the Merger will be treated as a "pooling of interests" for financial accounting purposes;

     (l) Phase I Environmental Audit Results. The results of any "phase I environmental audit" conducted pursuant to Section 4.10(a)(ii) with respect to owned or occupied bank premises shall be reasonably satisfactory to Sovereign; provided, however, that (i) any such environmental audit must be initiated within 45 days of the date of this Agreement, (ii) Sovereign must elect to terminate this Agreement or waive its right to terminate the Agreement under this Section 5.02(l) within 15 days of receiving the results of such environmental audit and (iii) Sovereign may not terminate this Agreement under this Section 5.02(l) unless the results of such audits result in a Material Adverse Effect on Sovereign; and

     (m) Liquidation Account. Neither the Merger or consummation of the Bank Plan of Merger shall require Sovereign, First Home or any Subsidiary of either to distribute to depositors the liquidation account established by First Home Savings in connection with its conversion from mutual to stock form.

                                   ARTICLE VI
                       TERMINATION, WAIVER AND AMENDMENT

     Section 6.01 Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

     (a) By the mutual written consent of the parties hereto;

     (b) By Sovereign or First Home:

          (i) if the Closing Date shall not have occurred on or before July 31, 1998, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe, in any material respect, its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

          (ii) if either party has received a final unappealable administrative order from a Regulatory Authority whose approval or consent has been requested that such approval or consent will not be granted, or in the case of a termination by Sovereign, will not be granted absent the imposition of terms and conditions which would permit satisfaction of the condition set forth at Section 5.02(d) hereof, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; or

     (c) By First Home, if on the Closing Date the Sovereign Market Value shall be less than $13.50 (as adjusted for stock splits and dividends) subject, however, to the following: If First Home shall elect to terminate this Agreement pursuant to this Section 6.01(c), it shall give written notice thereof to Sovereign (provided that such notice of election to terminate may be withdrawn at any time within the five-day period commencing with receipt of such notice). During the five-day period commencing with its receipt of such notice, Sovereign shall have the option to elect to increase the Applicable Exchange Ratio to an amount which when multiplied by the Sovereign Market Value determined as of the Closing Date, equal to $23.44 and the Closing Date shall be postponed by the minimum amount of time necessary, if any, to accommodate Sovereign's election of such option (i.e. up to a five-day period). If Sovereign so elects within such five-day period, it shall give prompt written notice to First Home of such election and the Applicable Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 6.01(c) and this Agreement shall remain in effect in accordance with its terms (except as the Applicable Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" or "Applicable Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 6.01(c).

     (d) At any time on or prior to the Effective Date, by First Home in writing if Sovereign has, or by Sovereign in writing if First Home has, in any material respect, breached (i) any material covenant or undertaking contained herein or
(ii) any representation or warranty contained herein, which in the case of a breach referred to in subclause (i) or (ii) above by Sovereign would have a Material Adverse Effect on Sovereign and in case of a breach referred to in subclause (i) or (ii) above by First Home would have a Material Adverse Effect on First Home, in any case if such breach has not been substantially cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Date or if on such date such breach no longer causes a Material Adverse Effect.

     Section 6.02 Effect of Termination. If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d), Section 4.10(b)(iii) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Sovereign or First Home to the other, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement or any fraudulent breach of a representation or warranty.

                                  ARTICLE VII
                                 MISCELLANEOUS

     Section 7.01 Expenses. Except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

     Section 7.02 Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Date, including without limitation the covenants set forth in Sections 1.02(f), 1.02(g), 4.05, and 4.11(a) and (c) which will survive the Merger, shall terminate on the Closing Date.

     Section 7.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise provided that any amendment, extension or waiver granted or executed after shareholders of First Home have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to holders of First Home Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of First Home without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     Section 7.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(f), 1.02(g), 4.05, and 4.11(a) and (c).

     Section 7.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

     Section 7.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

                                  (a) If to Sovereign, to:
                                      Sovereign Bancorp, Inc.
                                      1130 Berkshire Boulevard
                                      Wyomissing, Pennsylvania 19610

                                      Attention: Jay S. Sidhu, President and
                                      Chief Executive Officer

                                      Telecopy No.: (610) 320-8448

                                      with a copy to:

                                      Stevens & Lee
                                      111 North Sixth Street
                                      Reading, Pennsylvania 19601

                                      Attention: Joseph M. Harenza, Esq. and
                                      William J. Reynolds, Esq.

                                      Telecopy No.: (610) 376-5610

                                  (b) If to First Home, to:

                                      First Home Bancorp Inc.
                                      125 South Broadway
                                      Pennsville, New Jersey 08540

                                      Attention: Stephen D. Miller
                                      Chairman, President and Chief
                                      Executive Officer

                                      Telecopy No.: (609) 678-8304

                                      with copies to:

                                      Blank Rome Comisky & McCauley
                                      One Logan Square
                                      Philadelphia, Pennsylvania 19103

                                      Attention: Barry H. Genkin, Esquire

                                      Telecopy No.: (215) 988-6910

     Section 7.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     Section 7.08 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     Section 7.09 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                SOVEREIGN BANCORP, INC.


                                By /s/ JAY S. SIDHU
                                   --------------------------------------
                                   Jay S. Sidhu
                                   President and Chief Executive Officer


                                FIRST HOME BANCORP INC.


                                By /s/ STEPHEN D. MILLER
                                   --------------------------------------
                                   Stephen D. Miller,
                                   Chairman, President and Chief
                                   Executive Officer

                 AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

     WHEREAS, Sovereign Bancorp, Inc. ("Sovereign") and First Home Bancorp Inc. ("First Home") entered into an Agreement and Plan of Merger, dated December 18, 1997 (the "Agreement"), which sets forth the terms and conditions pursuant to which First Home will merge with and into Sovereign, with Sovereign being the surviving corporation; and

     WHEREAS, Sovereign and First Home desire to amend the Agreement to provide for the establishment by Sovereign Bank, a wholly owned subsidiary of Sovereign, of an advisory board with at least two successive one year terms.

     NOW, THEREFORE, pursuant to the terms of Section 7.05 of the Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sovereign and First Home, intending to be legally bound, do hereby adopt this Amendment and agree that Section 4.16 of the Agreement is deleted in its entirety and replaced with the following:

          Section 4.16 Advisory Board. On the Effective Date, Sovereign Bank shall establish the First Home Advisory Board (the "Advisory Board"), which shall consist of all members of the First Home Board of Directors immediately prior to the Effective Date. Each member of the Advisory Board shall be paid an annual retainer of $9,000. The Advisory Board shall be initially established for a one year term, provided, however, that Sovereign Bank will use its best efforts to cause such persons to be re-appointed for at least an additional one year term.

     IN WITNESS WHEREOF, Sovereign and First Home have caused this Amendment to the Agreement to be duly executed on its behalf by its officers thereunto duly authorized as of this 1st day of May, 1998.


                                          SOVEREIGN BANCORP, INC.


                                          By: /s/  JAY S. SIDHU
                                              ----------------------------------
                                              Name: Jay S. Sidhu
                                              Title: President and Chief
                                              Executive Officer


                                          FIRST HOME BANCORP INC.


                                          By: /s/  STEPHEN D. MILLER
                                              ----------------------------------
                                              Name: Stephen D. Miller
                                              Title: Chairman, President and
                                                     Chief Executive Officer

              SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

     WHEREAS, Sovereign Bancorp, Inc. ("Sovereign") and First Home Bancorp Inc. ("First Home") entered into an Agreement and Plan of Merger, dated December 18, 1997 (the "Agreement"), which sets forth the terms and conditions pursuant to which First Home will merge with and into Sovereign, with Sovereign being the surviving corporation; and

     WHEREAS, the Agreement was amended by a First Amendment to the Agreement and Plan of Merger, dated as of May 1, 1998, and Sovereign and First Home desire to further amend the Agreement.

     NOW, THEREFORE, pursuant to the terms of Section 7.05 of the Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sovereign and First Home, intending to be legally bound, do hereby adopt this Amendment and agree as follows:

          1. Section 4.01(a)(iii) of the Agreement is deleted in its entirety and replaced with the following:

         "(iii) grant any severance or termination pay (other than pursuant to written policies or written agreements of First Home or First Home Subsidiaries in effect on the date hereof and provided to Sovereign prior to the date hereof or as otherwise agreed to in writing by Sovereign and First Home) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director of First Home or any First Home Subsidiary, except for routine periodic increases in salary (estimated to be not in excess of $125,000 through June 30, 1998 and not to exceed $21,000 for each additional calendar month or partial calendar month thereafter) and bonus required by existing bonus plans (estimated to be not in excess of $200,000 through June 30, 1998 and not to exceed $30,000 for each additional calendar month or partial calendar month thereafter);"

          2. Section 4.01(a)(ix) of the Agreement is deleted in its entirety and replaced with the following:

         "(ix) implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement which was not in effect on the date of this Agreement, or materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost; provided, however, that First Home may contribute to the First Home employee stock ownership plan, to the extent accrued on the First Home Financial Statements at and for periods prior to the date of this Agreement, (i) up to $240,000 (consisting of both voluntary and matching contributions) in January 1998 with respect to the year ending December 31, 1997 and (ii) a pro-rated amount up to $240,000 (consisting of both voluntary and matching contributions) prior to the Closing Date with respect to the year ending December 31, 1998 (such amount to be pro-rated based on the number of days elapsed from January 1, 1998 to the Closing Date);"

          3. Section 4.11(c) of the Agreement is deleted in its entirety and replaced with the following:

         "(c) Severance Policy. Sovereign agrees to cause Sovereign Bank to provide employees of First Home Savings whose employment is terminated in connection with the Merger within three (3) months after the conversion of First Home's system to that of Sovereign's, either because such employee's position is eliminated or such employee is not offered comparable employment (i.e., not offered employment for a position of generally similar job description or responsibilities in a location within thirty (30) miles from an employee's work location), and who do not at their election cease performing services for

         Sovereign or First Home, as applicable, prior to their final termination date as set or adjusted by Sovereign, excluding any employee who has an existing employment or consulting agreement or whose employment is terminated for Cause (as defined below), as follows, provided such employees execute such documentation as Sovereign may reasonably require, including Sovereign's customary form of release: (i) the thirteen employees identified on First Home's Disclosure Schedule shall be entitled to two weeks of base salary as severance pay for each year of service with First Home or First Home Savings, or Sovereign or any Sovereign Subsidiary, with a two-week minimum; and (ii) employees other than the thirteen employees identified on First Home's Disclosure Schedule shall be entitled to one week of base salary as severance pay for each year of service with First Home or First Home Savings, or Sovereign or any Sovereign Subsidiary, with a one-week minimum. For purposes of this Section 4.11(c), "Cause" shall mean termination because of the employee's personal dishonesty, failure to meet established performance goals (which shall be reasonably established), willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses). The benefits provided to terminated First Home or First Home Savings employees under this subsection are the only severance benefits payable by First Home or First Home Savings under any plan or policy (excluding severance benefits provided under existing employment or consulting agreements or as otherwise required by law), except for employees who do not execute the documentation required by Sovereign, which employees shall be entitled to the termination benefits provided under First Home Savings' severance policies. The benefits payable to First Home employees under this subsection or otherwise shall in any event be in lieu of any termination benefits to which such employees would otherwise be entitled under Sovereign's or Sovereign Bank's severance policies or programs then in effect."

          4. Section 4.11(d) of the Agreement is deleted in its entirety and replaced with the following:

         "(d) Retention Bonuses. Notwithstanding subparagraph (c) above, each employee of First Home or of First Home Savings identified in the First Home Disclosure Schedule shall be entitled to receive a "retention" bonus from First Home or First Home Savings Bank as determined by the executive officers of First Home (after consultation with Sovereign) and as set forth on First Home's Disclosure Schedule in the event that such employee remains an employee of First Home, First Home Savings or Sovereign, as applicable, until the date the systems conversion occurs or is involuntarily terminated prior to the date of the systems conversion, but after the Effective Date, and satisfactorily fulfills the duties and responsibilities of the position of such employee of First Home, First Home Savings or Sovereign, as the case may be, through the date of systems conversion; provided that retention bonuses, in the aggregate, shall not exceed $250,000."

          5. Section 6.01(b)(i) of the Agreement is deleted in its entirety and replaced with the following:

              "(i) if the Closing Date shall not have occurred on or before September 30, 1998, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe, in any material respect, its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date;"

          6. Except as amended hereby, the Agreement is ratified and confirmed in all respects.

     IN WITNESS WHEREOF, Sovereign and First Home have caused this Second Amendment to the Agreement to be duly executed on its behalf by its officers thereunto duly authorized as of this 22nd day of June 1998.

                             SOVEREIGN BANCORP, INC.


                             By: /s/  JAY S. SIDHU
                                 ---------------------------------------------
                                 Name: Jay S. Sidhu
                                 Title: President and Chief Executive Officer


                                 FIRST HOME BANCORP INC.


                                 By: /s/  STEPHEN D. MILLER
                                     -----------------------------------------
                                     Name: Stephen D. Miller
                                     Title: Chairman, President and Chief
                                     Executive Officer

                            FORM OF AFFILIATE LETTER

                                                                       EXHIBIT 1

December 18, 1997

Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, Pennsylvania 19610

Ladies and Gentlemen:

     Sovereign Bancorp, Inc. ("Sovereign") and First Home Bancorp Inc. ("First Home") desire to enter into an agreement dated December 18, 1997 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) First Home will merge with and into Sovereign with Sovereign surviving the merger, and (b) shareholders of First Home will receive common stock of Sovereign in exchange for common stock of First Home outstanding on the closing date (the foregoing, collectively, referred to herein as the "Merger").

     Sovereign has required, as a condition to its execution and delivery to First Home of the Agreement, that the undersigned, being directors, executive officers and major shareholders of First Home, execute and deliver to Sovereign this Letter Agreement.

     Each of the undersigned, in order to induce Sovereign to execute and deliver to First Home the Agreement, hereby irrevocably:

     (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of First Home called to vote for approval of the Agreement and the Merger so that all shares of common stock of First Home then owned by the undersigned will be counted for the purpose of determining the presence of a quorum at such meetings and to vote or cause to be voted all such shares in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of First Home);

     (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of First Home, to approve or adopt the Agreement;

     (c) Agrees to use reasonable best efforts to cause the Merger to be consummated; provided, however, that the undersigned shall not be required to take any actions under this subparagraph in such person's capacity as a director if the fiduciary duty of such person in such capacity legally requires otherwise and such person is so advised in a written opinion of counsel;

     (d) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of Sovereign received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act") covering sales of such Sovereign common stock is effective and a prospectus is made available under the Securities Act, (ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to Sovereign or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission ("SEC"), is not required to be registered under the Securities Act; and acknowledges and agrees that Sovereign is under no obligation to register the sale, transfer or other disposition of Sovereign common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

     (e) Notwithstanding the foregoing, agrees not to sell, or in any other way reduce the risk of the undersigned relative to, any shares of common stock of First Home or of common stock of Sovereign, during the period commencing thirty days prior to the effective date of the Merger and ending on the date on which financial results covering at least thirty days of post-Merger combined operations of Sovereign and First Home have been published within the meaning of
Section 201.01 of the SEC's Codification of Financial Reporting Policies provided, however, that excluded from the foregoing undertaking shall be such sales, pledges, transfers or other dispositions of shares of First Home Common Stock or shares of Sovereign Common Stock which, in the reasonable opinion of counsel for Sovereign, are individually and in the aggregate de minimis within the meaning of Topic 2-E of the Staff Accounting Bulletin Series of the Securities and Exchange Commission;

     (f) Agrees that neither First Home nor Sovereign shall not be bound by any attempted sale of any shares of First Home Common Stock or Sovereign common stock, respectively, and Sovereign's transfer agents shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of Sovereign common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

     (g) Acknowledges and agrees that the provisions of subparagraphs (d), (e) and (f) hereof also apply to shares of Sovereign common stock received in the Merger (or any shares of First Home common stock or of Sovereign common stock, whether or not received in the Merger, for the period referred to in subparagraph (e) above) owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest;

     (h) Represents that the undersigned has no plan or intention to sell, exchange, or otherwise dispose of any shares of common stock of Sovereign to be received in the Merger prior to expiration of the time period referred to in subparagraph (e) hereof; and

     (i) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

                         ------------------------------

     The obligations set forth herein shall terminate concurrently with any termination of the Agreement.

                         ------------------------------

     This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

                         ------------------------------

     This Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.

     The undersigned intend to be legally bound hereby.

                                          Sincerely,

                                                                       EXHIBIT 2

                             STOCK OPTION AGREEMENT

                                 [See Annex B]

                                                                       EXHIBIT 3

                              BANK PLAN OF MERGER

     THIS BANK PLAN OF MERGER ("Plan of Merger") dated December 18, 1997, is by and between SOVEREIGN BANK, ("Sovereign Bank"), and FIRST HOME SAVINGS BANK, F.S.B. ("First Home Savings").

                                   BACKGROUND

     1. Sovereign Bank is a federal savings bank and a wholly-owned subsidiary of Sovereign Bancorp, Inc., a Pennsylvania corporation ("Sovereign"). The authorized capital stock of Sovereign Bank consists of 1,000 shares of common stock, par value $1.00 per share ("Sovereign Bank Common Stock"), of which at the date hereof 1,000 shares are issued and outstanding.

     2. First Home Savings is a federal savings bank and a wholly-owned subsidiary of First Home Bancorp Inc., a New Jersey corporation ("First Home"). The authorized capital stock of First Home Savings consists of 100 shares of common stock, no par value ("First Home Savings Common Stock"), of which at the date hereof 100 shares are issued and outstanding.

     3. The respective Boards of Directors of Sovereign Bank and First Home Savings deem the merger of First Home Savings with and into Sovereign Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective shareholders.

     4. The respective Boards of Directors of Sovereign Bank and First Home Savings have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of Sovereign and First Home have adopted resolutions approving an Agreement dated December 18, 1997 (the "Agreement") between Sovereign and First Home, pursuant to which this Plan of Merger is being executed by Sovereign Bank and First Home Savings.

                                   AGREEMENT

     In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America, Sovereign Bank and First Home Savings, intending to be legally bound hereby, agree:

                                   ARTICLE I
                                     MERGER

     Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the United States of America, on the Effective Date (as that term is defined in Article V hereof):
First Home Savings shall merge with and into Sovereign Bank; the separate existence of First Home Savings shall cease; and Sovereign Bank shall be the resulting bank (such transaction referred to herein as the "Merger" and Sovereign Bank, as the resulting bank in the Merger, referred to herein as the "Surviving Bank"). The name of the Surviving Bank shall be "Sovereign Bank." Sovereign Bank will have its home office at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 and its branch offices at the locations listed on Exhibit "A."

                                   ARTICLE II
                               CHARTER AND BYLAWS

     On and after the Effective Date, the Charter and Bylaws of Sovereign Bank, as in effect immediately prior to the Effective Date, shall be the Charter and Bylaws of the Surviving Bank, and may thereafter be amended in accordance with applicable law.

                                  ARTICLE III
                        BOARD OF DIRECTORS AND OFFICERS

     3.1 Board of Directors. On and after the Effective Date, the directors of the Surviving Bank shall consist of the directors of Sovereign Bank duly elected and holding office immediately prior to the Effective Date. Directors shall be elected annually and shall hold office until their successors are elected and qualified. The names and residence addresses of the directors are:


NAME                                                      RESIDENCE ADDRESS
----                                                      -----------------

Joseph P. Gemmell............................      [intentionally omitted]

Brian Hard...................................      [intentionally omitted]

Stewart B. Kean..............................      [intentionally omitted]

Joseph E. Lewis..............................      [intentionally omitted]

F. Joseph Loeper.............................      [intentionally omitted]

Dennis S. Marlo..............................      [intentionally omitted]

Richard E. Mohn..............................      [intentionally omitted]

Rhoda S. Oberholtzer.........................      [intentionally omitted]

Patrick J. Petrone...........................      [intentionally omitted]

Daniel K. Rothermel..........................      [intentionally omitted]

Elizabeth B. Rothermel.......................      [intentionally omitted]

Robert A. Sadler.............................      [intentionally omitted]

Jay S. Sidhu.................................      [intentionally omitted]

Cameron C. Troilo............................      [intentionally omitted]

G. Arthur Weaver.............................      [intentionally omitted]

Dr. Paul B. Wieand...........................      [intentionally omitted]


     3.2 Officers. On and after the Effective Date, the officers of the Surviving Bank shall consist of the officers of Sovereign Bank duly elected and holding office immediately prior to the Effective Date. The names and titles of the officers are:

NAME                                                                TITLE
----                                                                -----
Jay S. Sidhu                                       President and Chief Executive Officer
Karl D. Gerhart                                    Treasurer and Chief Financial Officer
Lawrence M. Thompson, Jr.                          Secretary and Chief Administrative
                                                   Officer
Dana J. Albera                                     Assistant Secretary

                                   ARTICLE IV
                              CONVERSION OF SHARES

     4.1 Stock of Sovereign Bank. Each share of Sovereign Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Surviving Bank.

     4.2 Stock of First Home Savings. Each share of First Home Savings Common Stock issued and outstanding immediately prior to the Effective Date, and each share of First Home Savings Common Stock issued and held in the treasury of First Home as of the Effective Date, if any, shall, on the Effective Date, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                                   ARTICLE V
                          EFFECTIVE DATE OF THE MERGER

     The Merger shall be effective on the date on which articles of combination executed by Sovereign Bank and First Home Savings are filed with and endorsed by the Office of Thrift Supervision ("OTS") pursuant to 12 C.F.R. Section 552.13(k), unless a later date as specified in such articles of combination (the "Effective Date"). The Merger shall not be effective unless and until (i) the Merger receives any necessary approval from the OTS pursuant to 12 CFR Section 563.22(a) or (c), (ii) in the case the Merger requires a notification pursuant to 12 CFR Section 563.22(b), notification has been provided to the OTS, or (iii) in the case of Merger requires notice pursuant to 12 CFR Section 563.22(c), the notice has been filed, and the appropriate period of time has passed or the OTS has advised the parties that it will not disapprove the Merger.

                                   ARTICLE VI
                              EFFECT OF THE MERGER

     6.1 Separate Existence. On the Effective Date, the separate existence of First Home Savings shall cease. As provided in 12 CFR Section552.13(l), as of the Effective Date, all of the assets, properties, obligations and liabilities of every kind and character, real, personal and mixed, tangible and intangible, chosen in action, rights, and credits then owned by either the Sovereign Bank or First Home Savings, or which would inure or be subject to either of them, shall immediately by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the assets, property, obligations and liabilities of the Surviving Bank which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by the Sovereign Bank and First Home Savings immediately prior to the Effective Date. The Surviving Bank shall be deemed to be and shall be a continuation of the entity and identity both of the Sovereign Bank of First Home Savings and the rights and obligations of the Sovereign Bank and of First Home Savings shall remain unimpaired; and the Surviving Bank, upon the consummation of the Merger, shall succeed to all of such rights and obligations and the duties and liabilities connected therewith.

     6.2 Savings Accounts. As of the Effective Date, all savings accounts of First Home Savings shall be and become savings accounts in the Surviving Bank without change in their respective terms, maturity, minimum required balances or withdrawal value. Each savings account of First Home Savings shall, as of the Effective Time Date, be considered, for purpose of interest declared by the Surviving Bank thereafter, as if it had been a savings account of the Surviving Bank at the time said savings account was opened in First Home Savings and at all times thereafter until such account ceases to be a savings account of the Surviving Bank. Appropriate evidence of savings account ownership interest in the Surviving Bank shall be provided, as necessary, after consummation of the merger by the Surviving Bank to each savings account holder of First Home Savings.

     All savings accounts of Sovereign Bank prior to consummation of the merger shall, as of the Effective Date, continue to be savings accounts in the Surviving Bank without any change whatsoever in any of the provisions of such savings accounts, including, without limitation, their respective terms maturity, minimum required balances or withdrawal value.

     6.3 Liquidation Account. After the Effective Date, Sovereign Bank will continue to maintain the Sovereign Bank liquidation account for the benefit of eligible account holders on the same basis as immediately prior to the Effective Date, and First Home Savings' liquidation account for the benefit of eligible account holders shall automatically be deemed assumed in full by Sovereign Bank, as of the Effective Date, on the same basis as it existed immediately prior to the Effective Date.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

     The obligations of Sovereign Bank and First Home Savings to effect the Merger shall be subject to satisfaction, unless duly waived by the party permitted to do so, of the conditions precedent set forth in the Agreement.

                                  ARTICLE VIII
                                  TERMINATION

     This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

                                   ARTICLE IX
                                   AMENDMENT

     Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

                                   ARTICLE X
                                 MISCELLANEOUS

     10.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Merger.

     10.2 Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of Section 7.06 of the Agreement.

     10.3 Captions. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

     10.4 Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

     10.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the United States of America and, in the absence of controlling Federal law, in accordance with the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, Sovereign Bank and First Home Savings have caused this Bank Plan of Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.


                                          SOVEREIGN BANK


                                          By /s/ JAY S. SIDHU
                                             -----------------------------------
                                             Jay S. Sidhu
                                             President


                                          FIRST HOME SAVINGS BANK, F.S.B.


                                          By /s/ STEPHEN D. MILLER
                                             -----------------------------------
                                             Stephen D. Miller,
                                             Chairman of the Board,
                                             President and Chief Executive
                                             Officer

                                  EXHIBIT "A"
                               TO PLAN OF MERGER

                                 SOVEREIGN BANK
                                BRANCH LOCATIONS

                            [INTENTIONALLY OMITTED.]

                                                                       EXHIBIT 4


                         FORM OF AGREEMENT RE: BENEFITS


                               December 18, 1997

Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, Pennsylvania 19610

Gentlemen:

     I, the undersigned, hereby acknowledge and agree that an amount equal to the lesser of (i) $__ or (ii) the highest amount which does not result in a loss of federal income tax deduction under IRC Section 280G to First Home or Sovereign with respect to any portion of such amount is the maximum amount that I would be entitled to receive from First Home, any First Home subsidiary or any of their respective successors or assigns pursuant to any employment agreement, special termination agreement, supplemental executive retirement plan, deferred compensation plan, salary continuation plan, or any other benefit or welfare plan assuming that my employment with First Home or any First Home subsidiary (or any of their respective successors or assigns) were terminated for any reason, whether voluntarily or involuntarily, on December 31, 1997, and the Closing Date were to occur on such termination date. All capitalized terms used herein but not defined herein shall have the meanings given to them in the Agreement. The amount shown above represents the total of all amounts available for payment in an immediate lump sum upon termination and the present value, as of December 31, 1997 (based on a 6% per annum discount factor) of all payments to be made on a date or dates subsequent to the date of termination. I acknowledge and agree that the amount actually payable to me, as a result of reductions necessary to avoid excise tax payments and loss of federal income tax deduction under IRC Section 280G, may be less than the total amounts otherwise payable under the terms of any such agreement or plan.

     This letter is subject to the acknowledgement and agreement of Sovereign Bancorp, Inc., as evidenced below, that the amount shown above reflects a good faith estimate of the amounts that will be payable to me as hereinbefore specified, and may be subject to adjustment upon an actual termination of my employment to reflect increases in my compensation and benefits due to the passage of time or in accordance with the terms of First Home's employee benefit plans and past practices for routine increases.

Sincerely,

Acknowledged and Agreed to:

SOVEREIGN BANK, INC.

By ___________________________________

Title ________________________________

                                                                       EXHIBIT 5

                    FORM OF OPINION OF COUNSEL TO SOVEREIGN

     First Home shall have received from counsel to Sovereign, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

     (a) Sovereign and Sovereign Bank have the requisite corporate power to perform their obligations under the Agreement and the Plan of Merger, respectively. The execution and delivery of the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereunder have been authorized by all necessary corporate action on the part of Sovereign and Sovereign Bank, and the Agreement and the Plan are enforceable in accordance with their respective terms and constitute valid and legally binding obligations of Sovereign and Sovereign Bank, respectively, except to the extent enforceability, validity and the legally binding nature may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement or the Plan, nor compliance by Sovereign and Sovereign Bank with any of the respective provisions thereof, will
(i) conflict with or result in a breach or default under (A) the articles of incorporation or bylaws of Sovereign or the charter or bylaws of Sovereign Bank, or, (B) to the knowledge of such counsel, any material note, bond, mortgage, indenture, license, agreement or other material instrument or obligation to which Sovereign or Sovereign Bank is a party; or (ii) based on certificates of officers and without independent verification, to the knowledge of such counsel, result in the creation or imposition of any material lien or encumbrance upon the property of Sovereign or Sovereign Bank, except such material lien, instrument or obligation that has been disclosed pursuant to the Agreement or the Plan; or (iii) violate in any material respect any order, writ, injunction or decree known to such counsel, or any federal or Pennsylvania statute, rule or regulation applicable to Sovereign or Sovereign Bank.

     (b) Sovereign Bank is a validly existing federally-chartered savings bank organized and in good standing under the laws of the United States of America. The deposits of Sovereign Bank are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.

     (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which Sovereign or Sovereign Bank is a party which would, if determined adversely to Sovereign or Sovereign Bank, have a material adverse effect on the business, properties, financial condition or results of operation of Sovereign and Sovereign Bank taken as a whole, or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

     (d) No consent, approval, authorization or order of any federal or state court or federal or state governmental agency or body, or to such counsel's knowledge, of any third party, is required for the consummation by Sovereign or Sovereign Bank of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained or where the failure to obtain such approval, consent, authorization or order would not have a material adverse effect on the consummation of the transactions contemplated by the Agreement and Plan of Merger.

     (e) Upon the filing and effectiveness of the Articles of Merger with the PDS, the Articles of Merger with the NJSOS, and Articles of Combination with the OTS in accordance with the Agreement and the Plan, the mergers of Sovereign and First Home and of Sovereign Bank and First Home Savings contemplated by the Agreement and the Plan, respectively, will have been effected in compliance with all applicable federal and Pennsylvania laws and regulations in all material respects.

     (f) The shares of Sovereign Common Stock to be issued in connection with the merger of First Home and Sovereign contemplated by the Agreement have been duly authorized and will, when issued

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in accordance with the terms of the Agreement, be validly issued, fully paid and nonassessable, free and clear of any mortgage, pledge, lien, encumbrance or claim (legal or equitable).

     In addition to the foregoing opinions, such counsel shall state that on the sole basis of such counsel's participation in conferences with officers and employees of Sovereign in connection with the Proxy Statement/Prospectus, and without other independent investigation or inquiry, such counsel has no reason to believe that the Proxy Statement/Prospectus, including any amendments or supplements thereto (except for the financial information, financial statements, notes to the financial statements and financial tables, financial schedules and other financial or statistical data contained therein and the stock valuation information included or incorporated by reference therein and except for any information supplied by First Home or First Home Savings for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof, contained any untrue statement of a material fact with respect to Sovereign or omitted to state any material fact with respect to Sovereign necessary to make any statement therein with respect to Sovereign, in light of the circumstances under which it was made, not misleading. Counsel may state in delivering such statement, that such counsel has not independently verified and does not assume the responsibility for the accuracy, completeness or fairness of any information or statements contained in the Proxy Statement/Prospectus, except with respect to identified statements of law or regulations or legal conclusions relating to Sovereign or the transactions contemplated in the Agreement and the Plan and that it is relying as to materiality as to factual matters or certificates of officers and representations of the parties to the Agreement and other factual representations of Sovereign and Sovereign Bank.

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                                                                       EXHIBIT 6

                      FORM OF TAX OPINION OF STEVENS & LEE

     Sovereign and First Home shall have received an opinion of Stevens & Lee substantially to the effect that, under the provisions of the IRC:

     1. The Merger will constitute a reorganization within the meaning of IRC
Section 368(a)(1)(A).

     2. First Home and Sovereign will each be "a party to a reorganization" within the meaning of IRC Section 368(b).

     3. Neither First Home nor Sovereign will recognize any gain or loss upon the transfer of First Home's assets to Sovereign in exchange solely for Sovereign Common Stock (including any fractional share interests) and the assumption by Sovereign of the liabilities of First Home.

     4. The basis of the First Home assets in the hands of Sovereign will be the same as the basis of such assets in the hands of First Home immediately prior to the Merger.

     5. The holding period of the assets of First Home to be received by Sovereign will include the period during which the assets were held by First Home.

     6. No gain or loss will be recognized by the shareholders of First Home on the receipt of Sovereign Common Stock (including any fractional share interests) solely in exchange for their shares of First Home Common Stock.

     7. The basis of the Sovereign Common Stock (including any fractional share interests) to be received by the First Home shareholders in the Merger will be the same as the basis of the First Home Common Stock surrendered in exchange therefor.

     8. The holding period of the Sovereign Common Stock (including any fractional share interests) to be received by the First Home shareholders in the Merger will include the period during which the First Home shareholders held their First Home Common Stock, provided the shares of First Home Common Stock are held as a capital asset on the Effective Date of the Merger.

     9. The payment of cash in lieu of fractional share interests of Sovereign Common Stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by Sovereign. Such cash payments will be treated as having been received as distributions in full payment in exchange for the fractional share interests redeemed, as provided in IRC Section 302(a).

     10. The Rights transferred with the shares of Sovereign Common Stock will not constitute "other property" within the meaning of IRC Section 356(a)(1)(B).

     11. As provided in IRC Section 381(c)(2) and related Treasury regulations, Sovereign will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of First Home as of the Effective Date of the Merger. Any deficit in the earnings and profits of Sovereign or First Home will be used only to offset the earnings and profits accumulated after the Merger.

     12. Pursuant to IRC Section 381(a) and related Treasury regulations, Sovereign will succeed to and take into account the items of First Home described in IRC Section 381(c). Such items will be taken into account by Sovereign subject to the conditions and limitations of IRC Sections 381, 382, 383, and 384 and the Treasury regulations thereunder.

     13. The Bank Merger will constitute a reorganization within the meaning of IRC Section 368(a)(1)(A).

     14. First Home Savings and Sovereign Bank will each be "a party to a reorganization" within the meaning of IRC Section 368(b).

     15. Neither First Home Savings nor Sovereign Bank will recognize any gain or loss upon the transfer of First Home Savings' assets to Sovereign Bank in constructive exchange solely for

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Sovereign Bank Common Stock and the assumption by Sovereign Bank of the liabilities of First Home Savings.

     16. The basis of the First Home Savings assets in the hands of Sovereign Bank will be the same as the basis of such assets in the hands of First Home Savings immediately prior to the Bank Merger.

     17. The holding period of the First Home Savings assets in the hands of Sovereign Bank will include the period during which such assets were held by First Home Savings.

     18. No gain or loss will be recognized by Sovereign, as the shareholder of First Home Savings, upon the constructive receipt of shares of Sovereign Bank Common Stock in exchange for the First Home Savings Common Stock surrendered in exchange therefor in the Bank Merger.

     19. The basis of the Sovereign Bank Common Stock to be held by Sovereign after the Bank Merger will equal the basis of such stock immediately before the Bank Merger, increased by the basis of the First Home Savings Common Stock surrendered in the constructive exchange.

     20. As provided in IRC Section 381(c)(2) and related Treasury regulations, Sovereign Bank will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of First Home Savings as of the effective date of the Bank Merger. Any deficit in the earnings and profits of Sovereign Bank or First Home Savings will be used only to offset the earnings and profits accumulated after the Bank Merger.

     21. Pursuant to IRC Section 381(a) and related Treasury regulations, Sovereign Bank will succeed to and take into account the items of First Home Savings described in IRC Section 381(c). Such items will be taken into account by Sovereign Bank subject to the conditions and limitations of IRC Sections 381, 382, 383, and 384 and the Treasury regulations thereunder.

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                                                                       EXHIBIT 7

                    FORM OF OPINION OF COUNSEL TO FIRST HOME

     Sovereign shall have received from counsel to First Home, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

     (a) First Home and First Home Savings have the requisite corporate power to perform their obligations under the Agreement and the Plan of Merger, respectively. The execution and delivery of the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereunder have been authorized by all necessary corporate action on the part of First Home and First Home Savings, and the Agreement and the Plan constitute valid and legally binding obligations of First Home and First Home Savings, respectively, enforceable in accordance with their respective terms, except to the extent enforceability, validity and the legally binding nature may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect, whether statutory or decisional relating to creditors' rights generally or the rights of creditors of federal savings banks and their holding companies, (ii) the exercise of judicial discretion in applying principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and (iii) laws related to the safety and soundness of insured depository institutions; provided that no opinion be rendered as to the effect or availability of equitable remedies or injunctive relief. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement and the Plan, nor compliance by First Home and First Home Savings with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under (A) the certificate of incorporation or bylaws of First Home or the charter or bylaws of First Home Savings, or (B) based on certificates of officers and without independent verification, to the knowledge of such counsel, any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which First Home or First Home Savings is a party; or (ii) to the knowledge of such counsel, result in the creation or imposition of any material lien, instrument or encumbrance upon the property of First Home or First Home Savings, except such material lien, instrument or obligation that has been disclosed to Sovereign pursuant to the Agreement and the Plan, or (iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or any federal banking or New Jersey statute, rule or regulation applicable to First Home or First Home Savings.

     (b) First Home Savings is a validly existing federally-chartered savings bank organized and in good standing under the laws of the United States of America. The deposits of First Home Savings are insured to the maximum extent provided by law by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation.

     (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which First Home or First Home Savings is a party which would, if determined adversely to First Home or First Home Savings, have a material adverse effect on the business, properties, results of operations, or financial condition of First Home or First Home Savings taken as a whole or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

     (d) No consent, approval, authorization, or order of any federal or state court or federal or state governmental agency or body, or to such counsel's knowledge, of any third party, is required for the consummation by First Home or First Home Savings of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained or where the failure to obtain such consent, approval, authorization, or order would not have a material adverse effect on the consummation of the transaction contemplated by the Agreement and Plan of Merger.

     In addition to the foregoing opinions, such counsel shall state that on the sole basis of such counsel's participation in conferences with officers and employees of First Home in connection with the preparation of the Prospectus/Proxy Statement and without other independent investigation or inquiry, such counsel has no reason to believe that the Prospectus/Proxy Statement, including any

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amendments or supplements thereto (except for the financial information, financial statements, notes to financial statements and financial tables, financial schedules and other financial or statistical data contained therein and the stock valuation information included or incorporated by reference therein and except for any information supplied by Sovereign or a party other than First Home for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof and as of the date of the meeting of shareholders of First Home to approve the merger, contained any untrue statement of a material fact or omitted to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Counsel may state in delivering such statement, that such counsel has not independently verified and does not assume any responsibility for the accuracy, completeness or fairness of any information or statements contained in the Prospectus/Proxy Statement, except with respect to identified statements of law or regulations or legal conclusions relating to First Home or First Home Savings or the transactions contemplated in the Agreement and the Plan and that it is relying as to materiality as to factual matters on certificates of officers' and representations of the parties to the Agreement and other factual representations of First Home and First Home Savings.

     Counsel's opinion may provide that (i) such counsel's opinion is governed by the ABA Third Party Opinion Accord, (ii) such counsel's opinion is limited to the laws of the State of New Jersey and the banking and securities laws of the United States of America, and (iii) such counsel relied upon appropriate certificates of public officials and officers of First Home and First Home Savings as to certain factual matters.

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